UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a - 101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.    )
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☐	Soliciting Material Pursuant to §240.14a-12

PrivateBancorp, Inc.

(Name of Registrant as Specified In Its Charter)

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March 14, 2007

Dear Stockholders:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of PrivateBancorp, Inc., which will be held at The Standard Club, 320 South Plymouth Court, Chicago, Illinois 60604, on Thursday, April 26, 2007, at 3:00 p.m. local time.

The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe the formal business to be conducted at the meeting. Directors and officers of PrivateBancorp, Inc. as well as representatives of Ernst & Young LLP will be present at the meeting to respond to any questions that our stockholders may have regarding the business to be transacted.

The Board of Directors of PrivateBancorp, Inc. has determined that the specific proposals to be considered at the meeting are in the best interests of the Company and its stockholders. For the reasons set forth in the Proxy Statement, the Board unanimously recommends a vote “FOR” each of these matters.

YOUR VOTE IS IMPORTANT. Please sign and return the enclosed proxy card promptly in the postage paid envelope. Your cooperation is appreciated since a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

On behalf of the Board of Directors and all the employees of The PrivateBank, I thank you for your continued support.

Sincerely,

Ralph B. Mandell
Chairman of the Board,
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on April 26, 2007

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Stockholders of PrivateBancorp, Inc. will be held at The Standard Club, 320 South Plymouth Court, Chicago, Illinois 60604, on Thursday, April 26, 2007, at 3:00 p.m. local time.

The meeting is for the purpose of considering and voting upon the following matters:

1.	Election of five Class III directors to hold office for a three-year term;

2.	Such other business as may properly come before the meeting, including whether or not to adjourn the meeting, and any adjournment of the meeting.

The Board of Directors has fixed March 6, 2007 as the record date for determining stockholders entitled to notice of, and to vote at, the meeting and at any adjournments thereof. Only record holders of the common stock of the Company as of the close of business on the record date will be entitled to vote at the meeting. In the event there are not sufficient shares represented for a quorum, the meeting may be adjourned in order to permit further solicitation of proxies by the Company. A list of stockholders entitled to vote at the meeting will be available for inspection at the Company’s offices located at 70 West Madison, Suite 900, Chicago, Illinois 60602, for a period of ten days prior to the meeting and will also be available at the meeting.

By order of the Board of Directors,

Christopher J. Zinski
Secretary

March 14, 2007

PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED
FORM OF PROXY IN THE ENVELOPE PROVIDED

PROXY STATEMENT
FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD THURSDAY, APRIL 26, 2007

Solicitation and Voting of Proxies

These proxy materials are furnished in connection with the solicitation by the Board of Directors of PrivateBancorp, Inc. (the “Company”), a Delaware corporation, of proxies to be used at the Company’s 2007 Annual Meeting of Stockholders and at any adjournment of such meeting. The meeting is scheduled to be held on April 26, 2007, at 3:00 p.m. local time, at The Standard Club, 320 South Plymouth Court, Chicago, Illinois 60604. The Company anticipates first mailing this proxy statement, together with its 2006 Annual Report on Form 10-K, including audited consolidated financial statements for the fiscal year ended December 31, 2006, and a proxy card to record holders of the Company’s common stock on or about March 14, 2007.

Stockholders are requested to vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. Stockholders are urged to indicate their vote in the spaces provided on the proxy card. Proxies solicited by the Board of Directors will be voted in accordance with the directions given by the stockholders on the proxy card. When no instructions are indicated, signed proxy cards will be voted FOR each of the proposals.

Participants in the Company’s Savings, Retirement & Employee Stock Ownership Plan (the “KSOP”) will receive one proxy card representing the total shares allocated to the participant’s account in the KSOP. This proxy card will also serve as a voting instruction card for Delaware Charter Guarantee & Trust Company (the “Trustee”), the trustee of the KSOP, with respect to the shares held in the participants’ accounts. A participant cannot direct the voting of shares allocated to the participant’s account in the KSOP unless the proxy card is signed and returned. If proxy cards representing shares in the KSOP are not returned, those shares will be voted by the Trustee in the same proportion as the shares for which signed proxy cards are returned by the other participants in the KSOP.

Other than the matters listed in the attached Notice of Annual Meeting of Stockholders, the Board of Directors knows of no additional matters that will be presented for consideration at the meeting. Execution of a proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the meeting and at any adjournments of the meeting, including whether or not to adjourn the meeting.

A proxy may be revoked at any time prior to its exercise by: (1) filing a written notice of revocation with the Secretary of the Company; (2) delivering to the Company a duly executed proxy bearing a later date; or (3) attending the meeting and voting in person. However, if you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from your record holder to vote personally at the meeting.

Cost of Proxy Solicitation

The cost of solicitation of proxies on behalf of management will be borne by the Company. In addition to the solicitation of proxies by mail, proxies may be solicited personally or by telephone by directors, officers and other employees of the Company and its subsidiaries. The Company has retained Investorcom, Inc. to assist in the solicitation of proxies for a fee of $3,500 plus out-of-pocket expenses. The Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so.

Voting Securities and Stockholders Entitled to Vote

The Board of Directors has fixed the close of business on March 6, 2007, as the record date for determining stockholders entitled to notice of, and to vote at, the meeting. On the record date, the Company had outstanding 22,009,383 shares of common stock. Each outstanding share of common stock entitles the holder to one vote. The Company’s Amended and Restated By-laws state that a majority of the outstanding shares of the Company entitled to vote on a matter, present in person or represented by proxy, shall constitute a quorum for the consideration of such matters at any meeting of stockholders. Abstentions and broker non-votes are counted as shares present for the purpose of determining whether the shares represented at the meeting constitute a quorum. In the event that there are not sufficient votes to constitute a quorum, the meeting may be adjourned in order to permit the further solicitation of proxies. Proxies received from stockholders in proper form will be voted at the meeting and, if specified, as directed by the stockholder.

As to the election of directors, the proxy card being provided by the Board of Directors enables a stockholder of record to vote “FOR” election of nominees proposed by the Board, or to “WITHHOLD” authority to vote “FOR” one or more of the nominees being proposed. Directors are elected by a plurality of votes cast, without regard to either (1) broker non votes, or (2) proxies as to which authority to vote for one or more of the nominees being proposed is withheld.

With respect to all other matters that may properly come before the meeting, unless otherwise required by law, such matters may be approved by the affirmative vote of the holders of a majority of the shares of the Company’s common stock present at the meeting, in person or by proxy, and entitled to vote.

Your vote is important. Because many stockholders may not be able to personally attend the meeting, it is necessary that a large number be represented by proxy. Prompt return of your proxy card in the postage paid envelope provided will be appreciated.

PROPOSAL 1. ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of 16 members, divided into three classes, who are elected to hold office for staggered three-year terms as provided in the Company’s Amended and Restated By-laws. There are six persons currently serving as Class III Directors whose term will expire at the 2007 Annual Meeting. The term of the five persons currently serving as Class I Directors expires at the annual stockholder meeting to be held in 2008. The term of the five Class II Directors expires at the annual stockholder meeting to be held in 2009. Of the 16 current members of the Board, 12 directors have been determined by the Board to be “independent” within the meaning of the NASDAQ rules.

Michael B. Susman served as a Class II Director until his retirement on April 27, 2006, the date of our 2006 Annual Stockholders meeting. Accordingly, Mr. Susman did not stand for reelection at that meeting. One director currently serving as a Class III Director, Thomas F. Meagher, announced in February 2007, his plans to retire from the Board effective on April 27, 2007, the date of the 2007 Annual Meeting. The Board does not currently plan to fill the vacancy left by Mr. Meagher’s retirement; accordingly, the size of the Board will be reduced to 15 from 16.

The five persons named below, all of whom are currently serving as directors, are “independent”, and have been nominated by the Board upon the recommendation of the Nominating and Corporate Governance Committee for election as Class III Directors to serve for a term to end at the annual meeting of stockholders in the year 2010, or until their successors are elected and qualified. All of the nominees have indicated a willingness to serve, and the Board of Directors has no reason to believe that any of the nominees will not be available for election. However, if any nominee is not available for election, proxies may be voted for the election of such other person selected by the Board of Directors. Proxies cannot be voted for a greater number of persons than the number of nominees for director named. To be elected as a director, each nominee must receive the affirmative vote of a plurality of the shares present in person or represented by proxy and entitled to vote at the meeting. Stockholders have no cumulative voting rights with respect to the election of directors.

The names, ages and certain background information of the director nominees and the persons continuing to serve on the Company’s Board of Directors are set forth below.

Nominees for Class III Directors To Serve Until 2010

Robert F. Coleman (62), a director since 1990, is a principal of Robert F. Coleman & Associates, a law firm located in Chicago, Illinois. He concentrates his practice on business and professional litigation.

James M. Guyette (61) has been a director since 1990. Since 1997, he has been chairman, president and chief executive officer of Rolls Royce North America, Inc. Mr. Guyette served as executive vice president of UAL Corporation, the parent company of United Air Lines, Inc., from 1985 to 1995 when he retired after more than 25 years of employment with that company. He is currently a director of Priceline.com, an Internet-based transactional service offering travel and personal finance products and services (NASDAQ: PCLN) and Rolls-Royce plc (London), and was formerly a director of First United Financial Services and United Airlines Employees Credit Union. Mr. Guyette is also a member of the board of directors of the U.S. Chamber of Commerce, the Flight Safety Foundation and the Smithsonian National Air and Space Museum, and a member of the St. Mary’s College Board of Regents.

Philip M. Kayman (65), a director since 1990, was a senior partner with the law firm of Neal, Gerber & Eisenberg, LLP in Chicago, Illinois from the firm’s founding in 1986 to June 2006. Since June 2006, he has been special counsel to Global Hyatt Corporation. He concentrates his practice on real estate law.

William J. Podl (62) has been a director since August 1999. Mr. Podl was an organizer of Towne Square Financial Corporation, which was purchased by the Company in August 1999. Mr. Podl founded Doran Scales, Inc., located in Batavia, Illinois, in 1976, and is currently chairman, chief executive officer and president of that company. Mr. Podl also serves as vice president of Martec Research, Ltd., an affiliate of Doran Scales, Inc.

William R. Rybak (56) has been a director since December 2003. Mr. Rybak retired from VanKampen Investments, Inc. in 2000, where he served as executive vice president and chief financial officer since 1986. Mr. Rybak was previously a partner with the accounting firm of KPMG LLP (formerly Peat, Marwick, Mitchell & Co.) since 1982, and is a certified public accountant. Mr. Rybak is currently a member of the board of directors of Howe Barnes Hoefer & Arnett, Inc., an investment services firm located in Chicago, and St. Coletta’s of Illinois, and a member of the board of trustees of Jackson National Life Funds, the Calamos Mutual Funds and Lewis University. Mr. Rybak previously served as a director of Alliance Bancorp, Inc. and its predecessor, Hinsdale Financial Corp., from 1986 until 2001.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THESE NOMINEES FOR CLASS III DIRECTORS.

Class I Directors Serving Until 2008

Ralph B. Mandell (66), a director since 1989, is a co-founder of PrivateBancorp and The PrivateBank–Chicago. A director of The PrivateBank–Chicago, The PrivateBank–St. Louis, The PrivateBank–Michigan and The PrivateBank–Georgia, he has served as Chairman and Chief Executive Officer of PrivateBancorp and The PrivateBank–Chicago since 1994 and assumed the additional title of President of both entities in March 1999. From inception until 1994, Mr. Mandell had the title of Co-Chairman. Prior to starting The PrivateBank–Chicago and PrivateBancorp, Mr. Mandell was the chief operating officer of First United Financial Services, Inc., from 1985 to 1989, and served as its president from 1988 to 1989. First United, a company that was traded on the NASDAQ National Market, was sold to First Chicago Corporation in 1987. He also served as president of Oak Park Trust & Savings Bank, a subsidiary of First United, from 1985 until 1988. Prior thereto, Mr. Mandell had served as executive vice president of Oak Park Trust & Savings Bank since 1979.

William A. Castellano (65) has been a director since 1991. Since 1996 he has been Chairman and founder of Worknet, Inc. located in Naperville, Illinois. Worknet provides computer network hosting, engineering and support services to businesses. From 1995 to 2001 he was the founder and Chairman of Workspace, marketing office furniture to companies in the Chicago area. Also he was the founder and CEO of Chrysler Systems Leasing from 1977 to 1991.

Patrick F. Daly (58) has been a director since July 2004. He is the founder and chief executive officer of The Daly Group LLC, a Chicago-based group of companies focused on real estate development, brokerage and construction management services. Mr. Daly is Vice Chairman of the Board of Managers of University of Illinois Research Parks, LLC, and is the immediate past Chairman of the Board of Directors of the Chicago Academy of Sciences and its Notebaert Nature Museum. Mr. Daly is also a member of the Board of Directors of the USO of Illinois, and The Chicago Historical Society, and its Chicago History museum.

Cheryl Mayberry McKissack (51), a director since December 2003, is the founder, president and chief executive officer of NIA Enterprises, LLC, a Chicago-based database, research and marketing services firm. Prior to founding NIA Enterprises in 2000, she served as worldwide senior vice president and general manager of Open Port Technology from 1997 to 2000. Ms. McKissack currently serves on the board of directors of Deluxe Corporation (NYSE: DLX), a company that designs, manufactures and distributes printed checks. She is also the former chair and a current board member of the Information Technology Resource Center, a non-profit organization providing technology planning, training and support to other non-profit organizations, and a board member of LINK Unlimited, a non-profit organization that provides academic, social and career opportunities for inner-city youth located in Chicago.

Edward W. Rabin, Jr. (60), a director since December 2003, is the past president of Hyatt Hotels Corporation. Between 1989 and 2006, Mr. Rabin served as executive vice president for Hyatt Hotels Corporation, and added the title of chief operating officer on January 1, 2000. Mr. Rabin is a director of WMS Industries (NYSE: WMS), Sally Beauty Holdings (NYSE: SBH), Oneida LTD, and SMG Corporation, the world’s largest owner and operator of stadiums, arenas and convention centers.

Class II Directors Serving Until 2009

Donald L. Beal (60), a director since 1991, has been the owner of Kar-Don, Inc. d/b/a Arrow Lumber Company, located in Chicago, Illinois, since 1980. Prior to that, Mr. Beal served as vice president of Hyde Park Bank & Trust with responsibilities including commercial lending and personal banking. Mr. Beal is also the sole owner of Ashland Investment, Inc., and Cab Development, LLC, whose focus is real estate development.

William A. Goldstein (67) is the President of Lodestar Investment Counsel, LLC, an investment advisory firm acquired by PrivateBancorp in 2002, and a Managing Director of The PrivateBank–Chicago, and has over 40 years of experience in the investment industry. Mr. Goldstein was appointed to the board of directors of The PrivateBank–Chicago in January 2003 and elected as a director of PrivateBancorp in April 2003. Prior to founding Lodestar in 1989, he was a principal in the founding of Burton J. Vincent, Chesley & Co. where he served as executive vice president and director. In 1983 the firm was acquired by Prescott, Ball & Turben (a subsidiary of Kemper Corporation). There Mr. Goldstein was chairman and director of Prescott Asset Management and president of Selected Special Shares, a publicly traded mutual fund.

Richard C. Jensen (61) has been a director since January 2000. He became Chairman, Chief Executive Officer and a Managing Director of The PrivateBank–St. Louis upon its receipt of its banking charter in June 2000. From May 1998 until joining us, Mr. Jensen served as chairman and chief executive officer of Missouri Holding, Inc. From March to May 1998, he served as president and chief executive officer of Royal Banks of Missouri. For the previous 18 years, Mr. Jensen served in various executive positions with Bank of America and its predecessor, Boatmen’s Bank, in St. Louis.

John (Jay) B. Williams (55) has been a director since April 2004, and serves as Chairman and Chief Executive Officer of The PrivateBank–Wisconsin. Mr. Williams was president of U.S. Bank Wisconsin from 2000 through 2003. For the previous 30 years, Mr. Williams held various positions with U.S. Bank and its predecessors Firstar and First Wisconsin. His experience includes middle market banking, retail banking, private banking, marketing, acquisitions and investment services. Mr. Williams also serves on the board of directors of United Way of Greater Milwaukee, St. Norbert College, the Milwaukee Public Library Foundation, the Medical College of Wisconsin, Southeastern Wisconsin Professional Baseball Park District, YMCA Metropolitan Milwaukee and Wisconsin Tax Payers Alliance.

Alejandro Silva (59) has been a director since August 2005. Mr. Silva is chairman of the board of Evans Food Group, Ltd., the largest Hispanic-owned company in the Chicagoland area, with snack food plants located in Texas, Ohio, California, Mexico and Denmark. Prior to acquiring Evans Food Group in 1985, Mr. Silva was operating manager and assistant plant manager of KIR Alimentos S.A. from 1972 to 1979. In 1979, he began a venture—Alimentos Finos del Norte, S.A. in Saltillo, Mexico—which produced pork rinds at plants located in Mexico and Iowa. Mr. Silva is very active in the community and is a board member of ten organizations in the Chicagoland area.

CORPORATE GOVERNANCE

Director Independence

In addition to the transactions disclosed under “Transactions With Related Persons”, in making its determination regarding director independence, the Nominating and Corporate Governance Committee as well as the full Board of Directors consider any other material relationships each of our directors has with the Company, other than as a director, that would impair his or her independence. To assist the Committee and the Board in this regard, each director completes a questionnaire designed to identify relationships that could affect their independence. The Committee and the Board reached its determinations by considering all relevant facts and circumstances surrounding a director’s business, commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others.

Based upon this analysis and recommendations of the Nominating and Corporate Governance Committee, the Board of Directors has determined that Messrs. Beal, Castellano, Coleman, Daly, Guyette, Kayman, Podl, Rabin, Rybak, Silva and Ms. McKissack are “independent” directors, in accordance with the NASDAQ listing standards. Prior to his retirement in April 2007, Mr. Meagher had been determined to be independent in accordance with the NASDAQ listing standards. During 2006 and until his retirement from the Board in April 2006, Mr. Susman was not considered independent.

Director Nomination Procedures

The Board of Directors has delegated responsibility to the Nominating and Corporate Governance Committee to identify and select director nominees who can exercise independent judgment and have the necessary personal traits and skills to provide effective oversight of management and serve the best interests of stockholders. The Nominating and Corporate Governance Committee, comprised entirely of independent directors, recommends to the full Board for approval the proposed slate of director nominees for election at the annual meeting of stockholders.

In selecting director nominees, the Nominating and Corporate Governance Committee will consider the existing composition of the Board and the committee’s evaluation of the mix of disciplines, experience and other characteristics of Board members appropriate for the perceived needs of the Company. The Board and the Nominating and Corporate Governance Committee believes that an appropriate mix of experience, knowledge and judgment and a diversity of perspectives on the Board, along with a commitment to active participation, will enhance Board effectiveness. The Board and the Nominating and Corporate Governance Committee also believe that continuity in leadership and board tenure maximizes the Board’s ability to exercise meaningful board oversight. Because qualified incumbent directors are generally uniquely positioned to provide stockholders the benefit of continuity of leadership and seasoned judgment gained through experience as a director of the Company, the Nominating and Corporate Governance Committee will generally consider as potential candidates those incumbent directors interested in standing for re-election who the committee believes have satisfied director performance expectations, including regular attendance at, preparation for and meaningful participation in Board and committee meetings.

Under its policies, the Nominating and Corporate Governance Committee also considers the following in selecting the proposed nominee slate:

•	at all times, at least a majority of directors must be “independent” in the opinion of the Board as determined in accordance with NASDAQ standards;

•	at all times at least three members of the Board must satisfy the heightened standards of independence for Audit Committee members; and

•	at all times the Board should have at least one member who satisfies the criteria to be designated by the Board as an “audit committee financial expert.”

Policies approved by the Board recognize the following characteristics and skills as minimum qualifications for any potential director candidate:

•	highest personal and professional ethics and integrity; commitment to the Company’s values;

•	ability and willingness to devote sufficient time and attention to fulfilling Board duties and responsibilities;

•	relevant business, professional or managerial skills and experience; mature wisdom;

•	communication, leadership and team building skills;

•	comprehension of the Company’s business plans and strategies; financial sophistication;

•	ability to assist in the formulation of business strategies and to monitor and guide expectations;

•	equipped to make informed and defensible judgments on a wide range of issues;

•	ability and willingness to exercise independent judgment and express tough opinions;

•	collegial personality; nonconfrontational and constructive, but able to challenge, ask questions and assess responses;

•	good health and mental alertness; and

•	alignment of personal interests with long-term interests of stockholders.

Stockholder Director Nominee Recommendations. It is generally the policy of the Nominating and Corporate Governance Committee to consider stockholder recommendations of proposed director nominees if such recommendations are serious and timely received. To be timely, recommendations must be received in writing at the principal executive offices of the Company, addressed to the Nominating and Corporate Governance Committee, at least 120 days prior to the anniversary date of mailing of the Company’s proxy statement for the prior year’s annual meeting. In addition, any stockholder director nominee recommendation must include the following information:

•	the proposed nominee’s name and qualifications and the reason for such recommendation;

•	the name and record address of the stockholder(s) proposing such nominee;

•	the number of shares of stock of the Company which are beneficially owned by such stockholder(s); and

•	a description of any financial or other relationship between the stockholder(s) and such nominee or between the nominee and the Company or any of its subsidiaries.

Board Committees

Members of the Company’s Board of Directors have been appointed to serve on various committees of the Board. The Board of Directors currently has five standing committees: (1) the Compensation Committee; (2) the Nominating and Corporate Governance Committee; (3) the Audit Committee; (4) the Executive and Planning Committee; and (5) the Information Technology Committee. Each of the Compensation Committee, Nominating and Corporate Governance Committee and Audit Committee are comprised entirely of “independent” directors in accordance with the NASDAQ rules.

Compensation Committee. The Compensation Committee is responsible for reviewing the performance of the Chief Executive Officer; reviewing and recommending the compensation of the Company’s officers, including the Chief Executive Officer; recommending and approving stock option grants and restricted stock and other awards under the Company’s Incentive Compensation Plan to management; reviewing and recommending compensation programs including stock option grants, 401(k) contributions, deferred compensation, and annual bonuses; reviewing and recommending director compensation; advising the Chief Executive Officer on miscellaneous compensation issues; and advising management regarding management succession planning issues. The Compensation Committee also advises and assists management in formulating policies regarding compensation and in preparing its Compensation Discussion and Analysis included elsewhere in this proxy statement, and submits its Compensation Committee Report, which is also included herein. The current members of the Compensation Committee are Messrs. Guyette (Chairman), Daly, Meagher, Rabin, Silva and Ms. McKissack. A copy of the current charter of the Compensation Committee is posted under the Investor Relations portion of the Company’s website at www.pvtb.com.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for proposing to the Board a slate of nominees for election as directors by stockholders at each annual meeting. The Nominating and Corporate Governance Committee is also responsible for taking a leadership role in shaping the Company’s corporate governance practices. In carrying out its duties, the Nominating and Corporate Governance Committee has also been delegated the responsibility to: determine criteria for the selection and qualification of the Board members; recommend for Board approval persons to fill vacancies on the Board which occur between annual meetings; evaluate, at least annually, each Board member’s “independence” and make recommendations, at least annually, regarding each Board member’s “independence” status consistent with then applicable legal requirements; make recommendations regarding director orientation and continuing education; consider the effectiveness of corporate governance practices and policies followed by the Company and the Board; and conduct, at least annually, a performance assessment of the Board.

The Board of Directors has adopted a charter for the Nominating and Corporate Governance Committee, which is posted under the Investor Relations portion of the Company’s website at www.pvtb.com and attached hereto as Appendix A. The current members of the Nominating and Corporate Governance Committee are Messrs. Guyette (Chairman), Daly, Meagher, Rabin, Silva and Ms. McKissack.

Audit Committee. The Audit Committee is responsible for supervising the Company’s accounting, reporting and financial control practices. Generally, the Audit Committee reviews the quality and integrity of the Company’s financial information and reporting functions, the adequacy and effectiveness of the Company’s system of internal accounting and financial controls, and the independent audit process, and annually reviews the qualifications of the independent public accountants. The independent public accountants are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. In addition to being “independent” directors within the meaning of the NASDAQ listing standards, as currently in effect, all members of the Audit Committee satisfy the heightened independence standards under the SEC rules, as currently in effect. The Board of Directors has determined that Mr. Rybak is an “audit committee financial expert” as that term is defined in SEC rules. The current members of the Audit Committee are Messrs. Coleman (Chairman), Beal, Guyette, Podl and Rybak. A copy of the current charter of the Audit Committee is posted under the Investor Relations portion of the Company’s website at www.pvtb.com.

Executive and Planning Committee. The Executive and Planning Committee is responsible for studying strategic issues prior to submission to the entire Board of Directors for approval. The Executive and Planning Committee currently consists of Messrs. Mandell (Chairman), Castellano, Coleman, Guyette and Kayman.

Information Technology Committee. The Information Technology Committee reports to the Audit Committee regarding its responsibilities related to the Company’s information technology infrastructure. The Information Technology Committee has oversight responsibility related to the quality and integrity of the Company’s information technology functions. This Committee is composed entirely of outside directors who are not officers of the Company. The current members of the Information Technology Committee are Messrs. Podl (Chairman), Castellano, Coleman, Kayman and Ms. McKissack.

Board Meetings

During 2006, the Board of Directors met 14 times. In addition, the Compensation Committee met ten times, the Nominating and Corporate Governance Committee met five times, the Audit Committee met 22 times and the Information Technology Committee met four times. The Executive and Planning Committee did not hold any meetings in 2006. Each of the directors of the Company attended at least 75% of the total number of meetings held of the Board and Board committees on which such director served during fiscal year 2006.

The Board of Directors met in “executive session” in March and August 2006. The Board of Directors meets in regularly scheduled “executive sessions” at least twice annually, usually at its June or July meeting and again at its December meeting. The Board’s policy is that the chairman of the Nominating and Corporate Governance Committee, or in his absence the chairman of the Audit Committee, presides at executive sessions of the Board.

Director Continuing Education

The Company’s directors are encouraged to seek out and attend director education seminars throughout the year. The Company reimburses directors for their attendance at such seminars. This is in addition to director education provided during regularly scheduled meetings of the Board of Directors and its various committees as well as planned educational programming for the entire Board held outside of regularly scheduled Board meetings. During 2006, the following directors attended the continuing education programs mentioned below:

•	Mr. Guyette attended a one-day National Association of Corporate Directors seminar concerning executive compensation issues;

•	Ms. Mayberry-McKissack attended a two-day ODX Outstanding Director Conference concerning corporate governance, a two-day Black Directors Conference sponsored by Ariel Capital and Russell Reynolds, and a one-day Foley & Lardner Corporate Directors Conference;

•	Mr. Rabin attended an ISS Conference Board seminar for public company directors concerning corporate governance and executive compensation;

•	Mr. Daly attended a NASDAQ-sponsored seminar on the new executive compensation disclosure rules; and

•	Mr. Silva attended a two-day National Association of Corporate Directors seminar.

Stockholder Communications with Directors

Generally, stockholders who have questions or concerns regarding the Company should contact the Company’s Investor Relations department at (312) 683-7100 or visit the Investor Relations page on the Company’s website at www.pvtb.com. However, any stockholder who wishes to communicate directly with the Board of Directors, or one or more individual directors, may direct correspondence in writing to the Board, any committee of the Board or any named directors, c/o the Secretary of the Company at PrivateBancorp, Inc., 70 West Madison, Suite 900, Chicago, Illinois 60602. The Company’s policy is to forward written communications received from stockholders to the appropriate directors, unless the communication consists of marketing materials or other general solicitations.

Policies adopted by the Board of Directors encourage directors to attend the Company’s annual meeting of stockholders each year. All of the 16 directors then serving attended the Company’s 2006 annual meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the beneficial ownership of the Company’s common stock as of March 6, 2007, with respect to (1) each Director, nominee for director and named executive officer of the Company; and (2) all Directors and executive officers of the Company as a group. The Company is not aware of any stockholder who holds in excess of 5% of the Company’s common stock.

	Amount of
	Common					Total
	Shares				Currently	Amount of	Total
	Beneficially		Restricted		Exercisable	Beneficial	Percentage
	Owned		Stock		Options	Ownership(1)	Ownership(1)

Directors
Ralph B. Mandell**	1,038,518	(2)	29,000	(3)	14,000	1,081,518	4.91%
Donald L. Beal	50,737	(4)	—		6,000	56,737	*
William A. Castellano	346,800	(5)	—		9,000	355,800	1.62%
Robert F. Coleman	71,867	(6)	—		48,960	120,827	*
Patrick F. Daly	31,950				6,000	37,950	*
William A. Goldstein**	317,936		—		9,000	326,936	1.48%
James M. Guyette	91,502		—		18,000	109,502	*
Richard C. Jensen	99,769	(7)	11,000	(3)	38,000	148,769	*
Philip M. Kayman	86,314		—		36,000	122,314	*
Cheryl Mayberry McKissack	5,300		—		6,000	11,300	*
Thomas F. Meagher	95,260	(8)	—		6,000	101,260	*
William J. Podl	114,668	(9)	—		9,000	123,668	*
Edward W. Rabin, Jr.	33,000	(10)	—		6,000	39,000	*
William R. Rybak	8,725	(11)	—		6,000	14,725	*
Alejandro Silva	1,000		—		3,000	4,000	*
John B. Williams	7,903	(12)	14,000	(13)	9,000	30,903	*

Total Directors (16) persons	2,401,249		54,000		229,960	2,685,209	12.07%
Non-director Named Executive Officers
Gary S. Collins	252,970	(14)	15,000	(3)	9,250	277,220	1.26%
Dennis L. Klaeser	22,779		20,000	(15)	16,000	58,779	*
Hugh H. McLean	329,267	(16)	15,000	(3)	12,250	356,517	1.62%
Total Directors and Executive Officers (24) persons	3,188,202		149,800		285,660	3,623,662	16.25%

*	Less than 1%
**	Denotes person who serves as a director and who is also a named executive officer.
(1)	Beneficial ownership is determined in accordance with SEC Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.
(2)	Includes 69,000 shares held by Mr. Mandell’s spouse and 17,886 shares allocated to Mr. Mandell’s account in the KSOP; also includes 160,000 shares pledged to secure various outstanding borrowings between Mr. Mandell and/or his immediate family members and various unaffiliated third party financial institutions.
(3)	Shares vest at various dates between 2007 and 2011, and are subject to forfeiture until such time as they vest.
(4)	Includes 25,237 shares held by Mr. Beal’s spouse and children.
(5)	Includes 10,950 shares held by Mr. Castellano’s children and 20,100 shares held by WMC Investment Ltd. Partnership; includes 300,000 shares pledged to secure various outstanding borrowings between Mr. Castellano and/or his various business interests and the PrivateBank-Chicago.

(6)	Includes 2,530 shares held by Mr. Coleman’s spouse and 20,421 shares held by the Robert F. Coleman & Associates Retirement Savings Plan of which Mr. Coleman is trustee. Mr. Coleman disclaims beneficial ownership of 4,560 shares held in the Retirement Savings Plan in which he has no pecuniary interest.
(7)	Includes 44,168 shares held in trusts under which Mr. Jensen and his spouse are trustees.
(8)	Includes 1,200 shares held by Mr. Meagher’s spouse.
(9)	Includes 12,000 shares held by Mr. Podl’s spouse.
(10)	Includes 3,000 shares held by Mr. Rabin’s spouse.
(11)	Includes 2,260 shares held by Mr. Rybak’s spouse.
(12)	Includes 1,903 shares allocated to Mr. Williams’ account in the KSOP.
(13)	Shares vest in 2009 through 2011, and are subject to forfeiture until such time as they vest.
(14)	Includes 9,444 shares held by Mr. Collins’ spouse and children and 9,188 shares allocated to Mr. Collins’ account in the KSOP; also includes 75,000 shares currently pledged pursuant to a variable prepaid forward contract agreement between Mr. Collins and his spouse and an unaffiliated brokerage firm that was entered into in January 2005, and 140,455 shares pledged pursuant to various other margin brokerage accounts owned by Mr. Collins.
(15)	Shares vest in 2008 through 2011, and are subject to forfeiture until such time as they vest.
(16)	Includes 56,000 shares currently pledged pursuant to a variable prepaid forward contract agreement between Mr. McLean and his spouse and an unaffiliated brokerage firm that was entered into in January 2005, and 212,000 shares pledged pursuant to various other margin brokerage accounts owned by Mr. McLean.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of the Company oversees the Company’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.

In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and the Company’s proxy statement in connection with the Company’s 2007 Annual Meeting of Stockholders, to be filed with the Securities and Exchange Commission.

This report is submitted on behalf of the current members of the Compensation Committee:

Patrick F. Daly
James M. Guyette (Chair)
Cheryl Mayberry McKissack
Thomas F. Meagher
Edward W. Rabin
Alejandro Silva

COMPENSATION DISCUSSION AND ANALYSIS

This section provides information regarding the compensation program in place for our chief executive officer, chief financial officer and the three most highly-compensated executive officers other than the chief executive officer and chief financial officer (“NEOs”) for 2006. It includes information regarding, among other things, an overview of the principal elements of our executive compensation program, our compensation program objectives, our compensation process and an explanation of each element of our compensation program.

Overview of the Principal Elements of Our Program

The Compensation Committee of the Board of Directors (the “Committee”) oversees the design and administration of the executive compensation program for our NEOs. The Committee acts pursuant to a charter that has been approved by our Board.

For the last completed fiscal year, the principal elements of our executive compensation program were:

•	base salary,

•	annual cash incentives paid through our bonus pool,

•	long-term equity incentives in the form of stock options and restricted stock,

•	executive benefits and perquisites, and

•	severance protection under the terms of individual employment agreements.

Our primary compensation objective is to position the aggregate of these compensation elements at a level that is commensurate with the Company’s size and with comparable strategic and regional peer bank holding companies and in a way that promotes the Company’s sustained financial performance.

Our Program Objectives

Under the direction of the Committee, the Company’s compensation program is designed to align the interest of its NEOs with the interests of the Company’s stockholders. The goal of the program is to improve the Company’s profitability and enhance long-term stockholder value by rewarding our NEOs based on criteria established for individual and corporate performance. The compensation program is also designed to aid in the attraction, motivation and retention of our NEOs. Throughout our 16-year history and for the foreseeable future, we have focused and will continue to focus on sustaining long-term growth in our franchise and stockholder value. In recent years, we also have emphasized achieving meaningful year-over-year growth in our earnings per share. In order to continue to promote this growth, our Company’s pay-for-performance philosophy dictates that a significant portion of total compensation for our NEOs is based on the value they create for our stockholders and, as such, is at risk. Our compensation program is designed around four key policies.

A Substantial Portion of NEO Compensation Should Be At Risk. Our compensation program is designed to reward superior performance and put a substantial portion of the annual cash compensation of our NEOs at risk each year. To this end, each year an overall bonus pool is established for all Managing Directors (including NEOs), Associate Managing Directors and other employees of the Company based upon an assumed level of growth in the franchise and growth in diluted earnings per share (“EPS”). Under our bonus pool arrangement, target bonus award opportunities provided to each NEO are a substantial amount of each NEO’s base salary. The amount of bonus actually paid to each NEO annually is discretionary and is based on the Committee’s assessment of the importance of that individual’s contribution to the long-term growth of the franchise and EPS. The substantial percentage of annual cash compensation of our NEOs that is paid out in bonus after year-end and only upon achieving performance goals puts a substantial percentage of the total cash compensation of our NEOs at risk each year.

A Portion of NEO Compensation Should Be Delivered in the Form of Equity Awards. The Committee believes that a portion of total compensation should be delivered in the form of equity-based awards in order to align the interests of our NEOs with the interests of our stockholders. In 2006, except for the CEO, a portion of the total compensation provided to NEOs was delivered in the form of Company stock options and restricted stock, which vest over five years. The Committee determines each year whether or not to award stock options or restricted stock to each of the NEOs, and that decision is in the complete discretion of the Committee.

Our Compensation Program for NEOs Should Enable Us to Attract and Keep First-Rate Executive Talent. The Committee believes that stockholders are best served when we can attract and retain talented executives using competitive compensation packages. The Committee has targeted a compensation package for NEOs that delivers total compensation that is between the median and the 75th percentile of the total compensation delivered by strategic and regional peer bank holding companies (“Peer Group”) with which we compete for executive talent (based upon publicly available information). To assist in making this comparison, the Committee engages a nationally-known, independent consulting firm, Frederic W. Cook & Co., Inc. (“Frederic Cook”), to provide information annually regarding current compensation practices of the Peer Group. The Committee determines the companies included in the Peer Group annually with input from Frederic Cook and our chief executive officer. For the last completed fiscal year, the Peer Group consisted of the following 18 companies:

Boston Private Financial Holdings, Inc.	Corus Bankshares, Inc.	MB Financial, Inc.

Bryn Mawr Bank Corporation	First Community Bancorp	Prosperity Bancshares, Inc.

Capitol Bancorp, Ltd.	First Midwest Bancorp, Inc.	S.Y. Bancorp, Inc.

City National Corporation	First Republic Bancorp, Inc.	Sterling Bancshares, Inc.

CoBiz, Inc.	Irwin Financial Corporation	Washington Trust Bancorp, Inc.

Columbia Banking System, Inc.	MAF Bancorp, Inc.	Wintrust Financial Corporation

We attempt to maintain continuity in the Peer Group from year to year, but changes in the Peer Group have occurred over the years as our Company has become larger in size, and other companies have either entered or exited our publicly-traded marketplace. For example, for the last completed fiscal year, First Oak Brook Bancshares, Inc. and State Financial Services were dropped from the Peer Group because each was acquired, and MAF Bancorp, Inc. was added to the Peer Group in order to keep the number of companies at a consistent level.

For 2006, we ranked between the median and the 75th percentile of Peer Group, on average, in various measures of company size and performance. We defined our total compensation competitive market for our NEOs to be consistent with this competitive performance ranking. That is, we targeted total compensation opportunities for our NEOs to be between the median and the 75th percentile of the total compensation paid by companies in the Peer Group. For benchmarking purposes in 2006, we defined total compensation as the sum of base salary, annual cash incentives, and long-term equity incentives.

Our Compensation Program for NEOs Should Consider the Applicable Tax and Accounting Effects on the Company. We monitor changes in the tax and financial accounting environment when assessing the financial efficiency of the various elements of our compensation program for our NEOs. We have designed and administered our deferred compensation, equity compensation, and severance plans to be in compliance with federal tax rules affecting nonqualified deferred compensation. Tax and accounting consequences are analyzed and can be factors for us when adopting new or modifying existing compensation programs.

Where we can achieve incentive benefits and preserve our federal income tax deductions we try to do so in the administration of our annual cash incentive and long-term equity incentive plans. In this regard, our annual cash incentive for our CEO is administered through our stockholder-approved incentive compensation plan to facilitate compliance with the deductibility rules of Section 162(m) of the Internal Revenue Code applicable to performance-based compensation. Our stock options are granted under the same stockholder-approved plan, which specifies the maximum number of shares that may be awarded to an individual annually, such that we will be entitled to tax deductions when non-qualified options are exercised. Our restricted stock awards are granted for retention purposes and are not performance-based in accordance with federal income tax regulations. As a result, our tax deductions for those awards may be limited if they cause a covered officer’s non-performance-based compensation during a year to exceed $1 million.

Our Compensation Process

For our NEOs other than our chief executive officer, the Committee reviews and approves all elements of compensation, taking into account the Company’s performance, the individual NEO’s performance and contribution to the Company and competitive Peer Group compensation information. The Committee also receives and considers compensation recommendations from our chief executive officer on the other NEOs, as well as competitive market guidance and feedback provided by Frederic Cook.

For our chief executive officer, the Committee reviews and approves all elements of his compensation, taking into account the Company’s performance and the chief executive officer’s leadership, his development and execution of Company’s strategy and other performance factors. In performing this function, the Committee takes into consideration information acquired during the Board of Directors’ deliberations concerning the performance of the chief executive officer, as well as recommendations, competitive market guidance, and feedback provided by Frederic Cook. Recommendations with respect to the compensation of our chief executive officer are not shared with our chief executive officer during this process. The Committee reviews all decisions with respect to the compensation for our chief executive officer with the Board of Directors.

The Committee has engaged Frederic Cook to advise the Committee on all matters related to executive officer and director compensation. Specifically, Frederic Cook provides relevant market data, current updates regarding trends in executive and director compensation, and advice on program design, specific compensation decisions for the chief executive officer and on the recommendations being made by management for executives other than the chief executive officer. The Committee meets independently with its consultant, which occurs as needed at regularly scheduled meetings. The only services that the compensation consultant performs for the Company are related to executive and director compensation and are in support of decision-making by the Committee.

Base Salaries

General. We provide the opportunity for our NEOs to earn a market competitive annual base salary. We provide this opportunity in order to attract and retain an appropriate caliber of talent for the position, to recognize that similar base salary rates are almost universally provided at other companies that we compete with for talent, and to provide a base wage that is not subject to Company-performance risk.

The Committee normally reviews base salaries for the NEOs annually at its regularly scheduled Committee meeting in December, and increases are normally effective for the following fiscal year. Salary increases are based on individual performance, tenure, and changes in our competitive market. Actions with respect to base salaries are driven first by individual performance and second by competitive trends in the marketplace.

Salary Increases. While the Committee normally adjusts base salaries for NEOs at the beginning of the year, the Committee determined to adjust base salaries for 2007 but to delay implementation of the effective date of the adjustments until after April 1, 2007. The Committee took this action anticipating a more challenging than normal operating environment in 2007 and the desire to measure the Company’s earnings performance through the first quarter of 2007 before making effective any adjustments to the base salary of its NEOs. Therefore, for the 2006 and 2007 fiscal years (assuming the rate increase for 2007 goes into effect on April 1, 2007), base salary rates for the NEOs are summarized below:

			Annualized
	Fiscal Year 2006	Fiscal Year 2007	Percent Increase

Ralph B. Mandell	$440,000	$459,000	4.3%
Dennis L. Klaeser	225,000	237,000	5.3
William A. Goldstein	100,000	100,000	0.0
Gary S. Collins	225,000	237,000	5.3
Hugh H. McLean	225,000	237,000	5.3

In 2006, each NEO (other than Mr. Goldstein) received an automobile allowance. The Committee determined to eliminate the automobile allowance beginning in 2007 but increased the base salary of each NEO (other than Mr. Goldstein) in 2007 to compensate the NEO for the amount of the automobile allowance eliminated. For each NEO (other than Mr. Goldstein), the annualized percentage increase in base salary in 2007 compared to 2006 would have been approximately 3.3% if the automobile allowance had not been added to their base salaries in 2007.

Our Analysis. For the 2006 fiscal year, base salaries accounted for approximately 28% of total compensation, on average, for our NEOs, which is lower than our Peer Group. The annualized percentage increases for our NEOs are consistent with executive base salary increases in our Peer Group, and annualized base salary rates after the increases rank at approximately the 25th percentile of our Peer Group.

Annual Cash Incentives

General. Consistent with our philosophy of putting substantial cash compensation at risk, we provide the opportunity for our NEOs to earn a market competitive annual cash incentive award in the form of a cash bonus. Our annual cash incentive award program is important in ensuring our ability to attract and retain an appropriate caliber of talent for the position and recognizes that similar annual cash incentive awards are almost universally provided at other companies that we compete with for talent. The award program also promotes and rewards collective effort among our NEOs to achieve Company performance goals and motivates our NEOs to think and participate as members of a team. Likewise, the program motivates individual performance toward achievement of our annual financial goals.

The Committee normally reviews annual cash incentive awards for the NEOs annually at its regularly scheduled meetings in December and January in order to determine award payments for the last completed fiscal year, as well as to establish award opportunities for the current fiscal year. Each of our NEOs participates in the Company’s bonus pool with the exception of William Goldstein, who participates in a separate bonus pool established by Lodestar Investment Counsel, LLC (“Lodestar”) and whose compensation, including bonus, is contractually determined.

Mr. Goldstein is the President of Lodestar in which the Company has a controlling interest. Under Mr. Goldstein’s employment agreement, he is eligible to participate in Lodestar’s employee bonus pool, which includes 35% of the quarterly client revenues of Lodestar. “Revenues” are determined in accordance with generally accepted accounting principles. Mr. Goldstein’s employment agreement provides that he will be allocated a bonus amount equal to 35% of the revenues attributable to his designated client accounts.

Establishment of the Bonus Pool. The cash bonuses we pay our NEOs (other than Mr. Goldstein) come from a bonus pool we establish annually. The bonus pool discussion that follows assumes participation by each of our NEOs with the exception of Mr. Goldstein.

Deriving an estimate of the annual bonus pool for the next year occurs in the fourth quarter of the previous year in conjunction with our development of a profit plan for the next year. For instance, in establishing the bonus pool for the 2006 fiscal year, we developed a profit plan for 2006 during the fourth quarter of 2005 and estimated the bonus pool for 2006 in that process. In the profit planning process, we establish annual corporate and individual performance goals that support the projections in our profit plan and the Board of Directors approves the profit plan for the upcoming year.

To arrive at a specific number for the bonus pool for the upcoming year, our profit plan establishes financial performance goals for the Company. We use growth in EPS and growth in total assets as our financial performance goals. If the Company achieves those goals, then the profit plan assumes an appropriate, competitive bonus pool will be available at year-end to reward our NEOs. The bonus pool builds up throughout the year based on the actual performance of the Company as measured against our profit plan. If our Company performance goals are not achieved, then less than 100% of the bonus pool is built up and accrued by year-end. If the goals are surpassed, then the bonus pool may be built up and accrued in an amount that exceeds 100%. The Committee and the Audit Committee review the bonus pool build-up quarterly.

The bonus pool for profit plan purposes is developed by multiplying (x) the annual base salary for each eligible participant in the pool by (y) a target percentage of the participant’s annual base salary. The dollar amounts that result from the target percentages per bonus pool participant are aggregated to arrive at a preliminary total bonus pool and then an additional amount is added to the pool before arriving at that final total bonus pool for all eligible employees. The resulting bonus pool number assumes the Company satisfies its EPS and total asset growth goals for the year. In arriving at the size of the total bonus pool, the Committee carefully considers the proportionality between the amount of the targeted bonus pool for the upcoming year and the Company’s projected earnings for that year.

By the end of the year, if the Company’s EPS and total asset growth goals are met, the Company will have a bonus pool available equal to the amount estimated at the beginning of the year in the profit planning process. If it has not met these goals, a dollar amount less than the beginning year estimate will be available. How the available bonus pool is allocated among the NEOs is in the complete discretion of the Committee. That is, an NEO does not automatically qualify for a specific allocation from the bonus pool because the Company met its growth goals for the year. Nevertheless, in practice, the Committee considers whether the Company achieved its growth goals in exercising its discretion in allocating the bonus pool among the NEOs.

Award Allocations. Upon completion of the 2006 fiscal year and determination of the actual bonus pool available for 2006 based on 2006 year-end results, the Committee determined how much of the bonus pool should be allocated to each NEO. The Committee weighed certain factors in its allocation determination, including personal performance, and took into consideration recommendations from the chief executive officer as to bonus allocations for the other NEOs.

In making his bonus recommendations to the Committee for the other NEOs, the chief executive officer evaluates the Company’s performance relative to the financial goals of EPS and total asset growth, as well as significant corporate and external events, and makes a year-end evaluation considering whether or not the individual met performance goals established for the individual during the year. Individual performance goals and subjective criteria for our NEOs include ethics (including “tone at the top”), strategy development, leadership, effectiveness, planning, and execution of strategic initiatives.

The chief executive officer calculates an amount of the bonus pool that he determines should be allocated to the other NEOs. He will consult with the Chair of the Committee in developing his recommendations and their dialogue may influence the chief executive officer’s final recommendations to the Committee. When the chief executive officer has completed his recommendations, he presents them to the Committee for its consideration. The chief executive officer’s compensation recommendations and performance evaluation of the other NEOs are scrutinized by and debated among the Committee members in consultation with the chief executive officer. In determining the amount of the bonus pool to allocate to the chief executive officer, the Committee goes through an analysis similar to the analysis performed by the CEO with respect to the other NEOs and it considers the same factors, including considering information provided by Frederic Cook. The Committee makes the final determination regarding the allocation in view of the factors mentioned. With respect to the bonus paid to our chief executive officer in 2006, the Committee adopted a resolution for Section 162(m) purposes, confirming that the chief executive officer had satisfied the performance-based criteria for the year, and entitling him to the full amount of bonus paid.

Discretionary Adjustments. We may make adjustments from time to time in our overall corporate and business unit performance goals as embodied in our profit plan based upon our actual operating results throughout the year and this may cause differences between the numbers used for purposes of our corporate performance goals and the actual numbers reported in our consolidated financial statements. These adjustments may exclude all or a portion of both the positive or negative effect of external events that are outside the control of our executives, such as natural disasters, litigation, or regulatory changes (such as revisions in accounting or taxation standards or financial institution laws). These adjustments may also exclude all or a portion of both the positive or negative effect of unusual or significant strategic events that are within the control of our executives but that are undertaken with an expectation of improving the long-term financial performance of our Company, such as restructurings, acquisitions, de novo bank initiatives, hiring additional key employees beyond the original plans for any particular year, or divestitures.

The Committee reviews and approves all adjustments to our overall corporate performance goals as these adjustments relate to compensation and calculation of the bonus pool.

Actual Award Payments. Cash bonus payments to our NEOs for 2006 are set forth in the “Bonus” column of the Summary Compensation Table.

Our Analysis. In keeping with our risk philosophy, for 2006, actual bonus payments accounted for approximately 54% of total compensation, on average, for our NEOs, which is higher than our Peer Group.

Long-Term Equity Incentives

In General. We provide the opportunity for our NEOs to earn a market competitive long-term equity incentive award. We provide this opportunity in order to attract and retain an appropriate caliber of talent for the position, to recognize that similar long-term equity incentives are almost universally provided at other companies that we compete with for talent, and to motivate executives to make decisions that focus on the long-term growth of our Company and thus increase stockholder value.

We review long-term equity incentives for our NEOs annually. For 2006, our long-term equity incentive program for our NEOs consisted of an award of stock options and restricted stock, weighted in terms of value approximately 40% to 45% in stock options and 55% to 60% in restricted stock. These awards were approved for our NEOs (other than our chief executive officer) at the Committee’s September 26, 2006 meeting, subject to ratification by the Board of Directors at its meeting on September 28, 2006; the Board ratified the grants on September 28, 2006 and the grant price for each award was the closing price of our stock on September 28, 2006. The Committee determined to defer the stock option and restricted stock award for our chief executive officer until after our Company’s financial results were known for 2006, and until the next time the Company determines to make stock and/or option awards. Going forward, future equity incentive awards are expected to be made at the Committee’s regularly scheduled meeting in September, although awards are discretionary and the Committee may determine to make awards or withhold an award at any time.

In connection with the September 2006 awards of stock options and restricted stock, the Committee determined to change some of the terms for such awards compared to similar awards made in prior years. In prior years, the Committee granted NEOs incentive stock options as a general rule. Starting with the September 2006 awards, the Committee granted non-qualified stock options to those NEOs who received grants. The Committee expects to grant non-qualified stock options for the foreseeable future if and when it grants stock options to NEOs.

In addition, stock options granted prior to 2006 vested more rapidly than stock options granted in September 2006; prior year awards vested 50 percent on the second anniversary of the date of grant, and an additional 25% on each of the third and fourth anniversaries of the date of grant. The stock options granted in September 2006 vest ratably over a five- year time period. In another change from prior practice, for 2006 the Committee determined to postpone stock option and restricted stock awards until September, where in past years grants had normally been made (if they were made) in the Spring of the year. By postponing the consideration of grants until September, the Committee was able to evaluate the Company’s earnings trajectory for the current year before making equity-based grants to NEOs. In this way, the Committee could evaluate the accounting expense under SFAS 123R of the proposed equity-based grants in relation to the Company’s current and projected earnings for the year.

Each of these changes in 2006–the use of non-qualified stock options instead of incentive stock options, the longer vesting period and the postponement of grants until September–resulted from the Committee’s assessment of the tax and accounting effects of these awards. In this regard, the Committee considered that the implementation of SFAS 123R in 2006 requires us to record compensation expense for financial reporting purposes for stock options as we always have for restricted stock awards. Moreover, the Committee considered that the Company derives a tax deduction when an NEO exercises a non-qualified stock option, which is an advantage to the Company. This is in contrast to incentive stock options that do not provide the Company with a tax deduction. Giving consideration to these issues is consistent, as mentioned, with one of the four fundamental principles used by the Committee in making compensation determinations, namely consideration of the applicable tax and accounting effects on the Company of particular compensation elements.

Stock Options. Our stock options are granted by the Committee subject to ratification by our Board, which may follow by several days or more Committee’s approval. Our stock options are granted with an exercise price equal to the closing price of our common stock on the effective date of the grant. We do not have a program, plan, or practice to time stock option grants to executives in coordination with the release of material non-public information. Information regarding our stock option and restricted stock awards to our NEOs is set forth in the table entitled “2006 Grants of Plan-Based Awards”. Our stock options have a 10-year contractual exercise term and vest ratably on the first five anniversaries of the date of grant, subject to the following post-termination and change in control provisions:

Exercise Term of
Event	Award Vesting	Vested Awards

Death or Disability	Forfeited	1 Year*
Retirement–Age 55 and 7 years of service	Forfeited	3 Years*
Retirement–Age 62 and 10 years of service	Continued	3 Years**
Termination for Cause	Forfeited	Expire*
Other Termination	Forfeited	90 Days*
Change in Control	Accelerated	Remaining contractual term

*	Or remainder of original contractual term, if shorter.

**	The exercise period is from the last vesting date or the date the optionee is no longer in compliance with non-compete condition.

To derive the estimated fair value of outstanding stock options for financial reporting purposes, the Company uses the Cox-Ross-Rubenstein binomial method of valuing options. The Company adopted this method in the second quarter of 2004. Previously, we used the Black-Scholes method. The Cox- Ross-Rubenstein formula is similar to the Black-Scholes method because it uses similar assumptions of expected term, expected volatility, interest rate and dividend yield.

In 2006, the Company derived expected term by using the calculation prescribed in the SEC’s Staff Accounting Bulletin No. 107 “Share Based Payment” (“SAB 107”). This calculation arrives at expected term using the actual vesting schedule and contractual term of the outstanding stock options. Previously, the Company estimated expected term based on its history of option exercises. The Company believes it is appropriate to use the SAB 107 calculation based on its revised option vesting schedule.

In 2006, the Company changed its method for determining expected volatility. Expected volatility is calculated by combining the historical volatility of the Company’s common stock and the implied volatility on the exchange-traded stock options that are derived from the value of the Company’s common stock. In previous years, the Company used the expected volatility computed solely from an index of strategic peers and their common stock volatility. The Company changed its method for calculating expected volatility because of the shortening of the expected term of the options granted in 2006 and the length of time the Company’s stock has been traded on a publicly accessible exchange, the latter validating reliance on the Company’s own common stock historical volatility.

The interest rate and dividend yield calculations remain unchanged from prior years. The interest rate is the U.S. Treasury yield over the expected term of the stock options. The dividend yield is calculated by annualizing the Company’s most recent dividend paid divided by the Company’s market capitalization.

In determining the fair value of each option grant, the Company used the following assumptions:

Inputs	2006	2005	2004	2003

Expected term	6.0 - 6.5 years	7 years	7 years	10 years
Expected volatility	31.87 - 32.71%	30%	30%	46%
Interest rate	4.56 - 4.72%	3.81 - 4.15%	3.74 - 4.27%	4.55%
Dividend yield	0.52 - 0.60%	0.57%	0.37%	0.40%

Restricted Stock. The Committee awards shares of restricted stock subject to ratification by our Board. Board ratification may follow by several days or more Committee approval. Stock awards are valued using the closing market price of our common stock on the grant date. Our restricted stock cliff vests on the fifth anniversary of the date of grant, subject to the following post-termination and change in control provisions:

Award
Event	Vesting

Death	Accelerated
Disability	Forfeited
Retirement–Age 55 and 7 years of service	Forfeited
Retirement–Age 62 and 10 years of service	Continued*
Termination for Cause	Forfeited
Other Termination	Forfeited
Change in Control	Accelerated

*	The exercise period is from the last vesting date or the date the optionee is no longer in compliance with non-compete condition.

Our Analysis. For 2006, long-term equity incentives accounted for approximately 14% of total compensation, on average, for our NEOs, which is generally consistent with our Peer Group. Our annual practice of granting equity incentives in the form of stock options and restricted stock is similar to our Peer Group, where restricted stock is typically awarded in addition to stock options. We have determined that formal equity ownership guidelines for our NEOs are not necessary at this time given the significant stock ownership of our executives.

Executive Benefits and Perquisites

General. We provide the opportunity for our NEOs to receive certain executive benefits and perquisites in order to attract and retain an appropriate caliber of talent for the position, to recognize that similar executive benefits and perquisites are commonly provided at other companies that we compete with for talent, and to help minimize personal distractions so that the executives can better focus on the business affairs of our Company. We review our executive benefits and perquisites program periodically to ensure it remains fair to our executives and supportable to our stockholders. For 2006, our executive benefits and perquisites consisted of an annual automobile allowance, payment of club membership and annual dues, the opportunity to participate in our nonqualified deferred compensation plan, and for our chief executive officer, an automobile driver. Following is additional information regarding these benefits and perquisites provided during 2006:

•	we provided our NEOs (with the exception of Mr. Goldstein) with an auto allowance in conjunction with conducting Company business and representing the Company in local and suburban locations (effective January 1, 2007, we eliminated the auto allowance for our NEOs, with the exception of Mr. Goldstein, who does not receive an allowance, and added an amount to base salary of the NEOs, with the exception of Mr. Goldstein, equal to the discontinued 2006 auto allowance),

•	Lodestar leased an automobile for Mr. Goldstein’s use,

•	we paid the cost of dues and fees of club memberships for use of clubs by our NEOs,

•	our NEOs may elect to defer up to 50% of base salary and 100 percent of annual cash incentives into either a fixed income account or a Company deferred stock unit account under our deferred compensation plan, and

•	we provided our chief executive officer with a driver (who is an employee of the Company) in order to assist him in fulfilling his Company-related responsibilities.

Our Analysis. For 2006, executive benefits and perquisites accounted for a nominal percentage of total compensation for each NEO. We believe the scope of these benefits is consistent with our Peer Group.

Severance Protection Under Executive Employment Agreements

General. Each of our NEOs has entered into a market competitive employment agreement with the Company. We entered into these agreements in order to attract and retain an appropriate caliber of talent for the position, to recognize that similar employment agreements are commonly provided at other companies that we compete with for talent, and to ensure the impartiality and objectivity of our executives and to retain our executives in the event of a change in control situation so that our stockholder interests are protected.

Our Analysis. Our analysis indicates that our employment agreements are consistent with the design provisions and benefit levels of other companies disclosing such agreements, as reported in public SEC filings and as periodically published in various surveys and research reports.

Executive Retirement Benefits

We do not maintain a defined benefit pension plan or a nonqualified pension plan, or “SERP,” for any of our employees, including our NEOs.

Each of our NEOs participates in the Company’s Savings, Retirement and Employee Stock Ownership Plan (the “KSOP”), which is a tax-qualified contribution plan open to all employees. Under the KSOP, participants may make 401(k) contributions and we make matching contributions of up to $6,600 per participant. Participants may direct the investment of their KSOP accounts among a variety of investment options, including our common stock.

Salaried employees at the Managing Director level and above, including our NEOs, who have completed five years of service and retire after age 55 are eligible to continue medical coverage until reaching the age of Medicare entitlement. An electing retiree pays the full premium for the continued coverage.

Total Compensation Mix

General. The compensation we pay to our NEOs is comprised of performance and non-performance based compensation. The former includes annual cash incentives and long-term equity incentives and the latter includes base salary. The Committee assesses the mix of compensation paid to our NEOs in order to ensure that the mix is consistent with our compensation philosophy.

Our Mix. The table below illustrates how the total cost of compensation awarded to our NEOs for 2006 is allocated between performance and non-performance based components.

Total Compensation Mix
(base salary, annual cash incentives, and long-term equity incentives)
	Percent of Total
	Compensation that is:
	Performance	Not Performance
Name	Based(1)	Based(2)

Ralph B. Mandell	68%	32%
Dennis L. Klaeser	63	37
William A. Goldstein	82	18
Gary S. Collins	63	37
Hugh H. McLean	63	37

(1)	Annual cash incentives plus long-term equity incentives divided by total compensation.

(2)	Base salary plus above market rate nonqualified deferred compensation earnings plus all other compensation divided by total compensation.

Our Analysis. Our analysis indicates that the total compensation mix for our NEOs is more performance-based than our Peer Group, which is consistent with our compensation philosophy.

Board of Directors Compensation

We compensate our non-employee Directors with cash and equity-based compensation. See the table entitled “Director Compensation.”

During 2006, the director compensation payable to non-employee members of the Company’s Board of Director was comprised of a cash retainer of $15,000 and options to purchase 3,000 shares of the Company’s common stock at a price of $46.51 per share granted under the Company’s Incentive Compensation Plan. Options are granted each year in amounts determined at the discretion of the Board.

The options vest over three years. We do not have a program, plan or practice to time stock option grants to directors in coordination with the release of material non-public information. The Company used the Cox-Ross-Rubenstein binomial method of valuing options for directors (just as it did for stock options granted to NEOs) in order to derive the estimated fair value of these stock options for financial reporting purposes. See “Compensation Discussion and Analysis—Long-Term Equity Incentives—Stock Options.”

Non-employee members of the Company’s Board of Directors are eligible to participate in the Company’s Deferred Compensation Plan. This program allows the directors to defer receipt of cash amounts payable to them and to elect to receive deferred payment in the form of cash or deferred stock units, or DSUs, which are payable in stock when the units are distributed from the plan.

Non-employee directors also receive fees of $300 for each Board meeting attended, and $200 for each Board committee meeting attended. Each committee Chairman receives an additional $3,000 annual retainer, except the Audit Committee Chairman, who receives $7,000.

Each of the Directors of the Company also is a director of The PrivateBank–Chicago. Non-employee directors do not receive any additional compensation for serving on the bank’s board of directors other than fees paid for attendance at the bank’s board meetings and board committee meetings. The amount of these meeting fees is the same as the fees paid for attendance at the Company’s Board and the Board committee meetings. In addition, Chairman of each of the Loan Committee (Mr. Castellano) and Investment Committee (Mr. Kayman) of the board of directors of the bank receives a retainer of $3,000 annually. Total fees payable to the Company’s non-employee directors for service in 2006 were $365,700, which includes retainers paid and fees paid for attendance at board and board committee meetings of The PrivateBank–Chicago.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows cash and non-cash compensation for the year ended December 31, 2006, for the persons serving as the Company’s “Principal Executive Officer” and “Principal Financial Officer” during 2006 and for the next three most highly-compensated executive officers who were serving in those capacities at December 31, 2006.

							Change in
							Pension
							Value &
							Nonqualified
						Non-Equity	Deferred
Name and				Stock	Option	Incentive Plan	Compensation	All Other
Principal Position	Year	Salary(1)	Bonus(1)	Awards(2)	Awards(3)	Compensation(4)	Earnings(5)	Compensation(6)		Total
		($)	($)	($)	($)	($)	($)	($)		($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)

Ralph B. Mandell Chairman, President and CEO (Principal Executive Officer)	2006	440,000	825,000	136,246	110,996	—	—	53,353	(7)	1,565,595
Dennis L. Klaeser Chief Financial Officer (Principal Financial Officer)	2006	225,000	320,000	80,418	54,655	—	16,939	23,268		720,280
William A. Goldstein President, Lodestar Investment Counsel, LLC	2006	100,000	—	—	4,616	577,573	—	23,868		706,057
Gary S. Collins Vice Chairman, The PrivateBank and Trust Company	2006	225,000	305,000	64,129	43,676	—	—	20,034		657,839
Hugh H. McLean Vice Chairman, The PrivateBank and Trust Company	2006	225,000	305,000	64,129	43,676	—	—	19,260		657,065

(1)	For a discussion of the relationship between salary and bonus, please see “Compensation Discussion and Analysis—Base Salaries” and “Compensation Discussion and Analysis—Annual Cash Incentives.”

(2)	Represents the dollar amount of expense recognized for financial statement reporting purposes with respect to 2006 attributable to restricted stock grants in accordance with SFAS 123R but with no discount for estimated forfeitures. Stock awards are valued using the closing market price of our common stock on the grant date.

(3)	Represents the dollar amount of expense recognized for financial statement reporting purposes with respect to 2006 attributable to stock options in accordance with SFAS 123R but with no discount for estimated forfeitures. For a discussion regarding the method of valuation of our Option awards, please see the heading “Long-Term Equity Incentives—Stock Options” in our Compensation Discussion and Analysis.

(4)	For a discussion of the calculation of Mr. Goldstein’s bonus, please see “Compensation Discussion and Analysis—Annual Cash Incentives.”

(5)	This amount represents interest earned in the Deferred Compensation Plan at a rate exceeding 120% above the Applicable Federal Rate.

(6)	These amounts represent the actual annual costs paid for the following: automobile allowances, club membership dues and fees, and matching contributions to the Company’s KSOP.

(7)	The Company provides a Company employee as a driver for our CEO for business purposes. The value of this perquisite is $27,533. This cost was determined by accumulating the total cost of this employee, including salary, bonus, benefits and payroll taxes, multiplied by the percentage of this employee’s time devoted to driving our CEO. In addition to driving the CEO, the employee also performs other services for the Company. The driver uses the CEO’s personal car for these purposes, and the CEO is solely responsible for maintenance of the car as well as operating costs and insurance for the vehicle.

Plan-Based Award Grants in Last Fiscal Year

The following table shows awards of restricted stock and stock options made to each NEO in 2006 and the fair value of the awards as of the grant date. For a discussion of the terms of these awards see “Compensation Discussion and Analysis—Long-Term Equity Incentives—Stock Options” and “—Restricted Stock.”

2006 Grants of Plan-Based Awards

		Estimated
		Possible	All Other	All Other
		Payouts	Stock	Option
		Under Non-	Awards:	Awards:	Exercise	Grant Date
		Equity	Number of	Number of	or Base	Fair Value
		Incentive	Shares of	Securities	Price of	of Stock
		Plan	Stock or	Underlying	Option	and Option
Name	Grant Date	Awards(1)	Units(2)	Options	Awards	Awards(2)
		Target ($)	(#)	(#)	($/Sh)	($)
(a)	(b)	(d)	(i)	(j)	(k)	(l)

Ralph B. Mandell	N/A		—	—	N/A	N/A
Dennis L. Klaeser	September 28, 2006		—	5,500	46.51	101,695
Dennis L. Klaeser	September 28, 2006		3,500	—	46.51	162,785
William Goldstein	September 28, 2006	577,573	—	3,000	46.51	53,610
Gary S. Collins	September 28, 2006		—	5,500	46.51	101,695
Gary S. Collins	September 28, 2006		3,500	—	46.51	162,785
Hugh H. McLean	September 28, 2006		—	5,500	46.51	101,695
Hugh H. McLean	September 28, 2006		3,500	—	46.51	162,785

(1)	For a discussion of the calculation of Mr. Goldstein’s non-equity incentive plan awards, please see the heading “Annual Cash Incentives” in our Compensation Discussion and Analysis. This amount is an estimate based on Mr. Goldstein’s bonus earned in 2006. This estimate is contingent on several factors that are subject to variability, some of which are not within the control of Mr. Goldstein or the Company. These factors include market conditions that affect asset values from which revenues are derived and the revenues attributable from Mr. Goldstein’s designated client accounts. Mr. Goldstein’s clients may, at their own discretion, increase or decrease their assets managed by Mr. Goldstein or these accounts may be reassigned to other Lodestar principals. Mr. Goldstein may also acquire new clients with new accounts or lose existing client accounts. Mr. Mandell, Mr. Klaeser, Mr. Collins and Mr. McLean do not receive non-equity incentive plan awards; accordingly, no amounts have been included for these individuals in this column in the table above.

(2)	Represents the full fair value on the grant date of each equity award, computed in accordance with SFAS 123R. See “Compensation Discussion and Analysis—Long-Term Equity Incentives” for a discussion of the method of valuation, vesting schedule, post-termination provisions and other terms of these restricted stock awards and stock options. The fair value on the grant date for option awards granted to Mr. Klaeser, Mr. Collins and Mr. McLean was $18.49. The fair value on the grant date for option awards granted to Mr. Goldstein was $17.87.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes for each NEO the number of shares of common stock subject to outstanding equity awards and the value of such awards that were unexercised or that have not vested at December 31, 2006.

Outstanding Equity Awards as of December 31, 2006

OPTION AWARDS					STOCK AWARDS
	Number of	Number of			Number of	Market Value of
	Securities	Securities			Shares or	Shares or
	Underlying	Underlying			Units of	Units of
	Unexercised	Unexercised	Option		Stock that	Stock that
	Options	Options	Exercise	Option	have not	have not
	(#)	(#)	Price	Expiration	Vested	Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)
(a)	(b)	(c)(1)(2)	(e)	(f)	(g)(1)(3)(4)	(h)

Ralph B. Mandell	7,000	7,000	17.23	8/28/13	29,000	1,207,270
	7,000	7,000	26.89	4/22/14
	—	14,000	30.59	4/28/15
Dennis L. Klaeser	13,500	4,500	17.23	8/28/13	20,000	832,600
	2,500	2,500	26.89	4/22/14
	—	5,000	30.59	4/28/15
	—	5,500	46.51	9/28/16
William Goldstein	3,000	—	17.23	8/28/13	—	—
	3,000	—	26.89	4/22/14
	3,000	—	30.59	4/28/15
	—	3,000	46.51	9/28/16
Gary S. Collins	6,750	2,250	17.23	8/28/13	15,000	624,450
	2,500	2,500	26.89	4/22/14
	—	5,000	30.59	4/28/15
	—	5,500	46.51	9/28/16
Hugh H. McLean	3,000	—	4.71	2/22/11	15,000	624,450
	6,750	2,250	17.23	8/28/13
	2,500	2,500	26.89	4/22/14
	—	5,000	30.59	4/28/15
	—	5,500	46.51	9/28/16

(1)	See “Compensation Discussion and Analysis—Long-Term Equity Incentives” for a discussion of valuation, vesting schedules, post-termination and other terms of restricted stock awards and stock options.

(2)	The vesting dates of the respective stock options held at December 31, 2006 that were unexercisable are summarized in the table below:

		Securities	Securities	Securities	Securities	Securities	Securities	Securities	Securities	Securities	Securities	Securities	Option
	Securities	vesting	vesting	vesting	vesting	vesting	vesting	vesting	vesting	vesting	vesting	vesting	Expiration
Name	Unexercisable	4/22/07	4/28/07	8/28/07	9/28/07	4/22/08	4/28/08	9/28/08	4/28/09	9/28/09	9/28/10	9/28/11	Date

Ralph B. Mandell	7,000	—	—	7,000	—	—	—	—	—	—	—	—	8/28/13
	7,000	3,500	—	—	—	3,500	—	—	—	—	—	—	4/22/14
	14,000	—	7,000	—	—	—	3,500	—	3,500	—	—	—	4/28/15
Dennis L. Klaeser	4,500	—	—	4,500	—	—	—	—	—	—	—	—	8/28/13
	2,500	1,250	—	—	—	1,250	—	—	—	—	—	—	4/22/14
	5,000	—	2,500	—	—	—	1,250	—	1,250	—	—	—	4/28/15
	5,500	—	—	—	1,100	—	—	1,100	—	1,100	1,100	1,100	9/28/16
William Goldstein	3,000	—	—	—	1,000	—	—	1,000	—	1,000	—	—	9/28/16
Gary S. Collins	2,250	—	—	2,250	—	—	—	—	—	—	—	—	8/28/13
	2,500	1,250	—	—	—	1,250	—	—	—	—	—	—	4/22/14
	5,000	—	2,500	—	—	—	1,250	—	1,250	—	—	—	4/28/15
	5,500	—	—	—	1,100	—	—	1,100	—	1,100	1,100	1,100	9/28/16
Hugh H. McLean	2,250	—	—	2,250	—	—	—	—	—	—	—	—	8/28/13
	2,500	1,250	—	—	—	1,250	—	—	—	—	—	—	4/22/14
	5,000	—	2,500	—	—	—	1,250	—	1,250	—	—	—	4/28/15
	5,500	—	—	—	1,100	—	—	1,100	—	1,100	1,100	1,100	9/28/16

(3)	The vesting dates of the respective unvested stock awards held at December 31, 2006 are summarized in the table below:

	Unvested Stock	Stock Awards	Stock Awards	Stock Awards	Stock Awards
Name	Awards	vesting 8/28/08	vesting 4/22/09	vesting 4/28/10	vesting 9/28/11

Ralph B. Mandell	29,000	14,000	7,000	8,000	—
Dennis L. Klaeser	20,000	10,000	3,000	3,500	3,500
William Goldstein	—	—	—	—	—
Gary S. Collins	15,000	5,000	3,000	3,500	3,500
Hugh H. McLean	15,000	5,000	3,000	3,500	3,500

(4)	Holders of unvested stock awards receive dividends paid by the Company and have voting rights as if the underlying shares were beneficially owned by the NEO.

2006 Option Exercises and Stock Vested

The following table shows the number of stock option awards exercised by each NEO in 2006 and the value realized on exercise. It also shows the number of shares acquired upon the vesting of restricted stock awards and the value realized on vesting.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
	Exercise	Exercise(1)	Vesting	Vesting(2)
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

Ralph B. Mandell	14,000	298,900	9,000	347,220
Dennis L. Klaeser	—	—	—	—
William Goldstein	—	—	—	—
Gary S. Collins	—	—	6,000	231,480
Hugh H. McLean	—	—	6,000	231,480

(1)	Represents the aggregate dollar amount realized by the named executive officer upon exercise of one or more stock options during 2006. The dollar amount reported under column (c) represents the number of shares acquired on exercise multiplied by the difference between the market closing price of our common stock on the exercise date and the exercise price of the option.

(2)	Represents the aggregate dollar amount realized by the named executive officer upon the vesting of stock awards during 2006. The dollar amount reported under column (e) represents the number of shares acquired on vesting multiplied by the market closing price of our common stock on the vesting date.

2006 Nonqualified Deferred Compensation

Our executive officers and members of the boards of directors of the Company and our subsidiaries are eligible to participate in the PrivateBancorp Inc. Deferred Compensation Plan. The Deferred Compensation Plan is a non-qualified plan that permits participants to defer receipt of compensation otherwise payable to them. The Deferred Compensation Plan is intended to secure the goodwill and loyalty of participants by enabling them to defer compensation when the participant deems it to be beneficial to do so. Except for an “earnings” credit on the deferred amounts, the Company does not provide any contributions or credits to participants under the Deferred Compensation Plan.

Executive officers who participate in the Plan may elect to defer up to 50% of annual base salary and 100% of annual bonus amounts under the Deferred Compensation Plan. Directors may elect to defer up to 100% of annual directors fees. Amounts deferred are credited to an account maintained under the Plan. This account reflects our liability to the participant; we do not deposit amounts into a trust or otherwise set aside funds to pay the deferred amounts. Amounts deferred will be paid at a future date, which may be the date of a change in control of the Company, or at termination of employment, as the participant may elect. Payment is made in a lump sum or annual installments up to ten years. All elections and payments under the Plan are subject to compliance with requirements of Section 409A of the Code which may limit elections and require a delay in payment of benefits in certain circumstances.

While deferred, amounts are credited with “earnings” as if they were invested in either a fixed income account with interest credited based on our prime rate, or in deferred stock units (“DSUs”), as the participant may elect at the time the amounts are deferred. Our prime rate of interest changes periodically based on market conditions and ranged in 2006 from 7.25% to 8.25%. The balance of the participants accounts under the Plan are adjusted from time to time, depending on the performance of the investment options elected. The participant’s account credited to the fixed income option is paid in cash and the amount credited in DSUs is paid in shares of our stock.

The following table sets forth information relating to the activity in the Deferred Compensation Plan accounts of the named executive officers during 2006 and the aggregate balance of the accounts as of December 31, 2006. Similar information relating to our non-employee directors can be found in the Director Compensation Table.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at
	Last FY(1)	Last FY	Last FY(2)	Distributions	Last FYE(3)
Name	($)	($)	($)	($)	($)

Ralph B. Mandell	—	—	—	—	—
Dennis L. Klaeser	224,000		60,262		801,496
William Goldstein	—	—	—	—	—
Gary S. Collins	—	—	—	—	—
Hugh H. McLean	—	—	—	—	—

(1)	Mr. Klaeser’s contribution for the last fiscal year is the cash received in 2006 for his bonus earned in 2005. As such, this contribution does not relate to compensation disclosed in the 2006 Summary Compensation Table.

(2)	Mr. Klaeser earned interest totaling $60,262 in 2006, of which $16,939 was earned at a rate exceeding 120% of the Applicable Federal Rate and is reported in the Summary Compensation Table.

(3)	Of the aggregate balance at the end of 2006, Mr. Klaeser has contributed $701,120 of bonus payments related to amounts disclosed in the Summary Compensation Table in proxy statements relating to prior years.

Employment Agreements

Ralph B. Mandell. The Company has entered into an employment agreement with Ralph B. Mandell, the Company’s Chairman, President and Chief Executive Officer, which was automatically renewed for an additional two years on July 1, 2005. The agreement, which has a term of two years, expires on June 30, 2007. The term of the agreement is automatically renewed for successive two-year terms, unless either party gives 90-days’ advance notice of an intention to terminate the agreement. The agreement provides for an annual base salary, which is subject to review from time to time, and may be increased when and to the extent the Board, in its discretion, determines. The Board increased Mr. Mandell’s salary to $440,000 in 2006 and to $459,000 for 2007. Mr. Mandell may receive a discretionary bonus to the extent determined by the Board of Directors and is entitled to participate in benefit plans and other fringe benefits available to the Company’s managing directors. He is also entitled to certain payments upon termination of employment and upon a change in control of the Company. See “Compensation Discussion and Analysis” and “Potential Payments upon Termination or Change in Control.”

The agreement also contains non-solicitation provisions, which prohibit Mr. Mandell from soliciting, either for his own account or for the benefit of any entity located within a 25 mile radius of the Company or any of its subsidiaries, any of its clients or employees. These non-solicitation provisions remain in effect for a period of two years after the termination of his employment.

Other Executive Officers. The Company has also entered into employment agreements with (1) Richard C. Jensen, one of the Company’s directors, and the chairman, chief executive officer and a managing director of The PrivateBank–St. Louis, (2) Dennis L. Klaeser, the Company’s Chief Financial Officer, (3) Hugh H. McLean, a managing director and vice chairman of The PrivateBank–Chicago, (4) Gary S. Collins, a managing director and vice chairman of The PrivateBank–Chicago, and (5) John B. Williams, one of the Company’s directors, and the chairman and chief executive officer of The PrivateBank–Wisconsin. (collectively referred to as the “Executives”).

Other than Mr. Williams’ agreement, which became effective on April 6, 2005, each of these agreements became effective on October 1, 2003, and has a term of one year. The agreements are automatically renewed for an additional year, unless either party gives 90-days’ advance notice of an intention to terminate the agreement. In the event of a change in control (as defined in the agreement), the agreements are automatically extended to a date two years from the date of the change in control. Except as discussed below and under “Compensation Discussion and Analysis” and “Potential Payments upon Termination and Change in Control,” the terms and provisions of the Executives’ agreements are substantially similar to those of the employment agreement with Mr. Mandell.

Mr. Jensen’s annual base salary for 2006 was $208,000, and is $214,000 for 2007; Mr. Klaeser’s annual base salary for 2006 was $225,000, and is $237,000 for 2007; Mr. Williams’ annual base salary for 2006 was $170,000, and is $180,500 for 2007; and each of Messrs. McLean’s and Collins’ annual base salary for 2006 was $225,000, and is $237,000 for 2007. Each executive’s base salary is subject to periodic review from time to time, and may be increased when and to the extent the Board, in its discretion, determines. See “Compensation Discussion and Analysis” and “Potential Payments upon Termination and Change in Control” for discussion of benefits and other payments that each Executive is entitled or eligible to receive.

Each agreement also contains certain non-solicitation provisions, which prohibit the Executive from soliciting, either for his own account or for the benefit of any entity located within a 50-mile radius of the Company or any of its subsidiaries, any of the Company’s or its subsidiaries’ clients or employees. These non-solicitation provisions remain in effect for a period of one year after the termination of his employment.

William A. Goldstein. In December 2002, The PrivateBank–Chicago acquired a controlling interest in Lodestar. William Goldstein, the president of Lodestar and a director of the Company, was president and a shareholder of Lodestar before the acquisition. Mr. Goldstein and his family trust have a majority interest in the corporation that continues to hold a 20% interest in Lodestar. In connection with the transaction, Mr. Goldstein entered into an employment agreement with Lodestar. The agreement, which has a term of five years, expires on December 30, 2007. Under the provisions of the agreement, Mr. Goldstein is entitled to an annual base salary of $100,000 subject to adjustment by the Board of Managers of Lodestar. Mr. Goldstein is eligible each year to participate in Lodestar’s employee bonus pool, which includes at least 35% of the quarterly revenues of Lodestar, and is allocated so that Mr. Goldstein receives an annual bonus equal to at least 35% of the revenues attributable to his designated accounts. Mr. Goldstein is entitled to participate in benefit plans and other fringe benefits available to Lodestar’s and the Company’s executives. Mr. Goldstein’s combined salary, bonus and other non-equity incentive plan compensation for 2006 was $677,573. See “Compensation Discussion and Analysis” and “Potential Payments upon Termination and Change in Control” for a discussion of other payments and benefits Mr. Goldstein is entitled or eligible to receive.

The agreement also contains certain non solicitation provisions, which prohibit Mr. Goldstein from soliciting, either for his own account or for the benefit of any entity located within a 25-mile radius of any place of business of Lodestar, any clients or employees of Lodestar or engage in any business which is similar to or in competition with Lodestar, for up to 18 months following his termination. Mr. Goldstein is also prohibited from accepting any business from any clients of Lodestar for up to two years following his termination.

Policy Regarding Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the tax deductibility of executive compensation for officers of public companies. Section 162(m) generally disallows the ordinary business expense deduction for compensation in excess of $1,000,000 paid to a company’s chief executive officer and each of the next four most highly compensated executive officers. However, certain performance-based compensation is excluded from the Section 162(m) limits if paid pursuant to plans approved by stockholders of the Company, such as the Company’s Incentive Compensation Plan. Generally, the Committee intends to structure incentive compensation paid to such officers as performance-based compensation under Section 162(m). However, the Committee or the Board may pay or provide compensation that is subject to the deduction limitations under Code Section 162(m).

Compensation Committee Interlocks and Insider Participation

Messrs. Daly, Guyette, Meagher, Rabin, Silva and Ms. McKissack each serve on the Compensation Committee of the Board of Directors of the Company. Each of these individuals has engaged in certain transactions as clients of the banks, in the ordinary course of the banks’ business, including borrowings, during the last year, all of which transactions are or were on substantially the same terms (including interest rates and collateral on loans) as those prevailing at the time for comparable transactions with unaffiliated persons. In the opinion of management, none of these transactions involved more than the normal risk of collectability or presented any other unfavorable features. In addition, Mr. Ralph B. Mandell, the Company’s Chairman, President and Chief Executive Officer, serves on the compensation committee of The PrivateBank–St. Louis, which is responsible for determining the compensation of the senior officers of that bank. Mr. Richard C. Jensen, Chairman, Chief Executive Officer and a Managing Director of The PrivateBank–St. Louis, is a director of the Company. Mr. Mandell serves on the Board of Managers of Lodestar, which oversees compensation decisions, and Mr. Goldstein, a director of the Company, is the president of Lodestar.

Director Compensation

The following table sets forth information regarding the fees paid and options awarded to the Company’s non-employee directors during 2006.

			Change in
			Pension Value
			and
			Nonqualified
			Deferred
	Fees earned or	Option	Compensation
	paid in cash(1)	Awards(2)(3)	Earnings(4)	Total
Name	($)	($)	($)	($)
(a)	(b)	(d)	(f)	(h)

Donald L. Beal	32,200	4,616	—	36,816
William A. Castellano	26,700	4,616	—	31,316
Robert F. Coleman	37,800	4,616	—	42,416
Patrick F. Daly	27,600	4,616	113	32,329
James M. Guyette	35,500	4,616	56	40,172
Philip M. Kayman	31,000	4,616	—	35,616
Cheryl Mayberry McKissack	26,600	4,616	—	31,216
Thomas F. Meagher	27,300	4,616	—	31,916
William J. Podl	33,000	4,616	—	37,616
Edward W. Rabin	27,200	4,616	109	31,925
William R. Rybak	30,600	4,616	—	35,216
Alejandro Silva	27,200	4,616	111	31,927
Michael Susman(5)	3,000	—	23	3,023

(1)	Please see “Compensation Discussion and Analysis—Board of Directors Compensation” for a discussion of the annual retainers and fees paid to Directors.

(2)	Represents the dollar amount of expense recognized for financial statement reporting purposes with respect to 2006 attributable to stock options in accordance with SFAS 123R but with no discount for estimated forfeitures. For a discussion regarding the method of valuation of our option awards, please see “Long-Term Equity Incentives—Stock Options” in the “Compensation Discussion and Analysis” section. The grant date fair value of these option awards was $17.87.

(3)	The following are the option awards outstanding to current Directors as of December 31, 2006:

Name	Outstanding Option Awards

Donald L. Beal	9,000
William A. Castellano	12,000
Robert F. Coleman	51,960
Patrick F. Daly	9,000
James M. Guyette	21,000
Philip M. Kayman	45,480
Cheryl Mayberry McKissack	9,000
Thomas F. Meagher	15,000
William J. Podl	12,000
Edward W. Rabin	9,000
William R. Rybak	9,000
Alejandro Silva	6,000

(4)	This amount represents interest earned in the Deferred Compensation plan at a rate exceeding 120% above the Applicable Federal Rate.

(5)	Mr. Susman retired as a director in April 2006 and did not receive an annual retainer or an option award in 2006.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have entered into agreements and maintain plans covering our NEOs that will require the Company to provide incremental compensation in the event of retirement, involuntary termination of employment or a change in control of the Company. We describe these obligations below.

Overview

We have entered into employment agreements with each of our NEOs. These agreements have been in place for several years, dating back to our initial public offering in 1999, and were updated for most of our executive officers in 2003. Except for Mr. Goldstein, the agreements have an initial term of one or two years and renew annually, subject to notice of non-renewal. We entered into a five-year employment agreement with Mr. Goldstein when we acquired a controlling interest in his company, Lodestar on December 30, 2002. The agreements set forth the executive’s title, responsibilities and compensation, provide confidentiality and non-competition commitments by the executive and establish the payments, if any, to be made to the executive upon termination of employment. Termination of employment also affects stock option and restricted share awards we have made, as well as benefits payable under our employee benefit plans. We review our employment agreements periodically to ensure they remain fair to our executives and supportable to our stockholders. For the last completed and current fiscal years, the material provisions of our employment agreements with our NEOs are summarized below:

Agreement Provision	Description

Agreement Term
— Chief Executive Officer	• Two years, with automatic 2-year renewal unless either party gives 90-day advance notice of nonrenewal

— Other Named Executive Officer	• One year, with automatic 1-year renewal unless either party gives 90-day advance notice of nonrenewal
Agreement Provisions
— Chief Executive Officer	• Minimum level of base salary which is subject to review and possible increase from time-to-time
• Participation in discretionary bonus plan and equity plan, and other benefit and fringe benefit plans

— Other Named Executive Officer	• Same as chief executive officer

Severance Protection
— Chief Executive Officer	• Triggered in event of involuntary termination without cause or voluntary resignation for good reason
• Severance benefits equal to 150 percent of base salary and average annual bonus for prior 3 years, plus pro rata bonus for the year of termination based on the prior year’s bonus

— Other Named Executive Officer	• Same as chief executive officer, except severance multiple is 100 percent instead of 150 percent

Agreement Provision	Description

Change in Control Protection
— Chief Executive Officer	• Triggered in event of involuntary termination without cause or voluntary resignation for good reason following change in control

•  Severance benefits equal to 300 percent of base salary and higher of prior year or 3-year average annual bonus, plus 3 years of company benefit plan contributions and annual value of any other executive perquisites

• Full golden parachute excise tax gross up

— Other Named Executive Officer	• Same as chief executive officer, except severance multiple is 200 percent instead of 300 percent

The following discussion looks at each termination of employment situation—voluntary resignation, discharge for cause, discharge without cause, resignation due to constructive discharge, death and disability—and a change in control of the Company, and describes any additional amounts that the Company would pay or provide to the NEO or the NEO’s beneficiaries as a result. The discussion below and the amounts shown reflect certain assumptions we have made in accordance with the SEC’s rules. These assumptions are that the termination of employment or change in control occurred on December 31, 2006 and that the value of a share of our stock on that day was $41.63, the closing price on December 29, 2006, the last trading day of 2006.

In addition, the following discussion and amounts do not include the payments and benefits that are not enhanced by the termination of employment or change in control. These payments and benefits include:

•	benefits accrued under the Company’s KSOP in which all employees participate;

•	accrued vacation pay, health plan continuation and other similar amounts payable when employment terminates under programs applicable to the Company’s salaried employees generally;

•	balances accrued under our Deferred Compensation Plan;

•	stock options that have vested and become exercisable; and

•	shares of restricted stock that have vested.

For convenience, the payments and benefits described above are referred to in the following discussion as the NEO’s “vested benefits.”

Voluntary Resignation

We are not obligated to pay amounts over and above vested benefits in the event of employment termination due to voluntary resignation, unless the executive’s age and years of service qualify for special provisions applicable for retirement. Except for Mr. Mandell, none of our NEOs have qualified under any special retirement provisions as of December 31, 2006. Had any of these executive officers resigned on December 31, 2006, he would have been entitled to an extended, post-retirement exercise period of three years (or the remaining term of the options, if shorter) with respect to vested options. We have agreed to provide Mr. Goldstein with office space and services for up to 12 months following his retirement.

Under the confidentiality commitments in each of the NEO’s employment agreements as well as the Company’s code of ethics, the executive is required to not disclose our confidential information to any third party or use it for another’s benefit. In addition, the executive may not solicit any of our clients or customers, or solicit any of our employees to leave us. In Mr. Goldstein’s case, he may not solicit customers or provide investment management services to the Company’s clients. The non-solicitation covenants apply for one year after termination; two years in Mr. Goldstein’s case. The employment agreements (other than Mr. Mandell’s)

also bar the NEO from joining another banking or other competitive organization in the market area where the executive officer’s office is located. These restrictive covenants apply for one year after termination of employment, or in Mr. Goldstein’s case, until expiration of his employment agreement on December 30, 2007.

Discharge for Cause

We are not obligated to pay any amounts over and above vested benefits if a NEO’s employment terminates because of discharge for cause and the executive is bound by the confidentiality commitment and restrictive covenants contained in his employment agreement with us. The NEO’s right to exercise vested options expires upon discharge for cause. A discharge will be for cause if the executive has intentionally failed to perform his or her duties, engaged in illegal or gross misconduct that harms the Company, or been convicted of a felony involving moral wrongdoing.

Death or Disability

We provide our employees, including our NEOs, with group life, accidental death and dismemberment, and disability insurance coverage. The group life insurance benefit is equal to two times base salary (and commissions, if applicable) to a maximum of $400,000. The death benefit for each NEO is $400,000. The accidental death and dismemberment benefit is equal to two times base salary to a maximum of $400,000 for each of our NEOs. The disability benefit, which is set forth in the next table below, is a monthly benefit equal to 60% of monthly earnings at the time of disability up to a maximum benefit of $10,000 per month (with the exception of Mr. Goldstein whose maximum benefit is $5,000 per month). The amount of the payments, assuming disability occurred on December 31, 2006, are set forth in the following table.

	Disability Benefits(1)
			Months of
Name and Principal Position	Monthly Amount		Coverage	Total Payments

Ralph B. Mandell	$10,000		36 months	$360,000
Dennis L. Klaeser	10,000		216 months	2,160,000
William A. Goldstein	5,000	(2)	24 months	120,000
Hugh H. McLean	10,000		240 months	2,400,000
Gary S. Collins	10,000		228 months	2,280,000

(1)	Disability benefits are an obligation of the Company’s disability insurance carrier and, therefore, the benefits are not an obligation of the Company. In 2006, the Company paid $2,720 in total disability insurance premiums for Mr. Mandell, Mr. Klaeser, Mr. McLean and Mr. Collins.

(2)	Lodestar records the annual disability insurance premium ($2,730 in 2006) as non-cash compensation on Mr. Goldstein’s W-2.

In the event of the death of an NEO, the NEO’s unvested restricted stock awards vest at that time. The following table reflects the value of those awards for each of our NEOs assuming death.

	Restricted Stock Awards
Name and		Value(2)
Principal Position	Number(1)	($)

Ralph B. Mandell	29,000	1,207,270
Dennis L. Klaeser	20,000	832,600
William A. Goldstein	—	—
Gary S. Collins	15,000	624,450
Hugh H. McLean	15,000	624,450

(1)	Total number of unvested restricted shares or share units as of December 31, 2006. For additional information on these unvested shares or share units, see footnote 1 to the “Outstanding Equity Awards as of December 31, 2006” table.

(2)	Value of shares based on the closing price of our common stock on December 31, 2006 of $41.63

Discharge Not for Cause; Resignation due to Constructive Discharge

Our employment agreements obligate the Company to pay severance benefits if a NEO’s employment is involuntarily terminated other than for cause and require the NEO to sign a general release and wavier of claims and comply with his or her confidentiality commitments and the restrictive covenants contained in his employment agreement with us. Mr. Goldstein’s non-competition restrictive covenant will not apply if he agrees to waive all severance benefits. The resignation by the executive under circumstances that constitute constructive discharge is considered an involuntary termination without cause. Constructive discharge will arise if the NEO determines the Company has breached the employment agreement by not maintaining his or her appointed positions, power and authority, failed to pay or provide the agreed-upon compensation, given notice that the agreement will not automatically renew, or requires the NEO to move to an office location more than 50 miles away from his or her current location.

Our primary obligation in these circumstances is to provide compensation for a 12-month continuation period (18 months for Mr. Mandell and Mr. Goldstein) based on the NEO’s salary and average earned bonus with respect to the prior three years, or the prior year’s bonus in Mr. Goldstein’s case, continued participation in medical plans, and, except for Mr. Goldstein, payment of a pro rata annual bonus for the year employment terminates. Except for Mr. Goldstein, the continuation period may be extended for up to six months in the discretion of the Committee if the executive is not otherwise employed at the end of the initial continuation period.

The following table summarizes the severance benefits that would be payable to the NEOs had employment terminated involuntarily on December 31, 2006.

	Salary and Bonus Continuation
Name and Principal	Monthly		Total Continuation	Pro-Rata Annual	Medical
Position	Amount	No. of Months	Payments	Bonus(1)	Benefits(2)	Total

Ralph B. Mandell	$96,944	18	$1,745,000	$760,000	$10,022	$2,515,022
Dennis Klaeser	40,417	12	485,000	280,000	9,858	774,858
William A. Goldstein	55,489	18	998,802	—	6,822	1,005,624
Hugh H. McLean	40,833	12	490,000	280,000	9,858	779,858
Gary S. Collins	40,833	12	490,000	280,000	9,858	779,858

(1)	Pro rated annual bonus for year of termination based on 2005, prior year, earned bonus and number of days elapsed at date of termination. Amount reflects full 2005 bonus amount since termination is presumed to occur on last day of year.

(2)	Reflects amount of health benefit continuation (COBRA) premium paid by Company during salary continuation period.

No additional vesting of stock options or restricted share awards would occur in these circumstances. However, because Mr. Mandell and Mr. Goldstein qualified for the special retirement provisions, each executive would have three years to exercise his vested stock options.

Change in Control

We have special provisions in our employment agreements and plans in the event of a change in control of our Company. A change in control will occur if a person or group acquires more than 10% (in the case of our chief executive officer’s employment agreement) or 20% (in the case of Messrs. Klaeser, McLean and Collins’ employment agreement) of our voting stock, there is an unwelcome change in a majority of the members of our board of directors, or if after we merge with another organization our stockholders do not continue to own more than half of the voting stock of the merged company and more than half of the members of the board of the merged company were members of our board.

The severance benefits payable under our employment agreements are enhanced, except in the case of Mr. Goldstein, in the event of involuntary termination (including constructive discharge) upon or within three years after a change in control. The change in control coupled with the involuntary termination events constitute a “double trigger” that must be satisfied in order to cause the payment of the enhanced severance benefits under our employment agreements to occur. If a double trigger occurs, the requirement to execute a general release and waiver and abide by the confidentiality commitments and restrictive covenants of the agreement apply. The enhanced benefits consist of a lump sum payment of approximately three years’ pay for the chief executive officer and two years’ pay for the other NEOs and mutually agreed outplacement assistance. “Pay” for this purpose includes base salary, an annual bonus based on the most recent year’s bonus or, if greater, the average of the past three years’ bonuses, employee benefit plan contributions and the value of other benefits pegged at 7.5% of base salary. The employment agreements also provide for a gross-up payment should the executive be subject to the excise tax on golden parachutes. In addition, under our Incentive Compensation Plan, all unvested stock options and restricted stock awards vest in full upon a change in control, whether or not the executive’s employment terminates.

The table below summarizes the additional payments we would be obligated to make if a change in control occurred and the NEO’s employment terminated on December 31, 2006.

	Severance Payments			Equity Awards
			Total
	Cash Lump	Gross-Up	Severance					Total
Name	Sum	Payment	Payments	Options		Restricted Stock		Value(1)
				NUMBER(2)	VALUE(3)	NUMBER(4)	VALUE(5)

Ralph B. Mandell	$4,478,800	$1,833,244	$6,312,044	28,000	$428,540	29,000	$1,207,270	$7,947,854
Dennis L. Klaeser	$1,336,950	$771,241	$2,108,191	17,500	$201,850	20,000	$832,600	$3,142,641
William A. Goldstein	—	—	—	3,000	—	—	—	—
Gary S. Collins	$1,336,950	$581,983	$1,918,933	15,250	$146,950	15,000	$624,450	$2,690,333
Hugh H. McLean	$1,336,950	$588,582	$1,925,532	15,250	$146,950	15,000	$624,450	$2,696,932

(1)	Equals the sum of total severance payments and value of unvested options and restricted shares, plus the value of outplacement assistance estimated at $30,000 per executive. The employment agreements for each NEO (other than Mr. Goldstein) provide that the outplacement services will be provided by the Company, at the Company’s expense.

(2)	Total number of unvested options as of December 31, 2006.

(3)	Difference between $41.63, the closing stock price on December 31, 2006, and the exercise price of each option. All options may be exercised at any time during the three years after employment termination due to a change in control, but not beyond the original ten-year term of the option.

(4)	Total number of unvested restricted shares or share units as of December 31, 2006.

(5)	Value of shares based on $41.63, the closing stock price on December 31, 2006.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 requires the Company’s directors and certain executive officers and certain other beneficial owners of the Company’s common stock to periodically file notices of changes in beneficial ownership of common stock with the Securities and Exchange Commission. To the best of the Company’s knowledge, based solely on copies of such reports received by it, the Company believes that for 2006 all required filings were timely filed by each of its directors and executive officers, except: (1) an amended Form 4 filed by Mr. Rabin reporting open market purchases on behalf of his trust on May 4, 2006 (which were reported on June 7, 2006); (2) a Form 4 filed by Mr. Guyette reporting an exercise of options on August 18, 2006 (which was reported on August 24, 2006); and (3) a Form 4 filed by Mr. Meagher reporting an exercise of options on October 19, 2006 (which was filed on October 24, 2006).

TRANSACTIONS WITH RELATED PERSONS

Related Party Transaction Policy and Procedures

We or one of our subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, 5% or more beneficial owners of our common stock, immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest. We refer to transactions with these related persons as “related party transactions.” We have a policy regarding the review and approval of related party transactions. In accordance with this policy and except for certain transactions subject to standing pre-approval under the policy, our Audit Committee must review and approve all such related party transactions. The Audit Committee considers all relevant factors when determining whether to approve a related party transaction, including the following:

•	the size of the transaction and the amount of consideration payable to the related person;

•	the nature and extent of the related person’s interest in the transaction;

•	whether the transaction may involve a conflict of interest;

•	whether the transaction involves the provision of goods or services to us that are available from unaffiliated third parties; and

•	whether the proposed transaction is on terms and made under circumstances that are at least as favorable to us as would be available in comparable transactions with or involving unaffiliated third parties.

With the exception of any loan or other extension of credit made by the banks to a related person and pre-approved by the applicable bank’s Loan Committee in accordance with applicable federal regulations and other transactions between the banks and a related person in the ordinary course of business of the banks, all of the related party transactions described below have been approved by the Audit Committee pursuant to these policies and procedures.

Related Party Transactions

Some of our executive officers and directors are, and have been during the preceding year, clients of the banks, and some of our executive officers and directors are direct or indirect owners of 10% or more of the stock of corporations which are, or have been in the past, clients of the banks. As such clients, they have had transactions with the banks, in the ordinary course of business of the banks, including borrowings, all of which transactions are or were on substantially the same terms (including interest rates and collateral on loans) as those prevailing at the time for comparable transactions with nonaffiliated persons. In the opinion of management, none of the transactions involved more than the normal risk of collectability or presented any other unfavorable features. At December 31, 2006, we had $17.6 million in loans outstanding to certain of our directors and executive officers and their business interests. All loans to and/or other borrowings by related parties were performing in accordance with their terms at December 31, 2006. The Board of Directors considers the aggregate outstanding credit relationship between each director and each of the banks when determining the director’s independence.

During 2006, The PrivateBank–Chicago paid a total of $11,640 for phone and video services to Worknet, Inc., an information technology company. William Castellano, who is one of our directors, is an affiliate of that company.

Mr. Mandell’s daughter-in-law is employed by The PrivateBank–Chicago as a Managing Director. In 2006, she was paid an aggregate salary and bonus of $153,000, granted options to purchase 1,800 shares of the Company’s common stock at an exercise price of $46.51 per share and awarded 1,000 shares of restricted stock. Mr. Goldstein’s son in law is employed as a Managing Director of Lodestar. He received an aggregate salary and bonus of $235,708 in 2006.

During 2006, The PrivateBank–Chicago paid $53,766 to Neal, Gerber & Eisenberg LLP for various legal services. Philip Kayman, one of our directors, was a partner at Neal, Gerber & Eisenberg LLP until June 2006.

INDEPENDENT PUBLIC ACCOUNTANTS

The Company’s independent public accountants for the fiscal year ended December 31, 2006 were Ernst & Young LLP. The Company’s Audit Committee has selected Ernst & Young as the Company’s independent public accountants for the fiscal year ending December 31, 2007, subject to the Committee’s review and approval of the proposed engagement terms and 2007 audit plan. Under its charter, the Audit Committee is solely responsible for reviewing the qualifications of the Company’s independent public accountants, and selecting the independent public accountants for the current fiscal year.

Management has invited representatives of Ernst & Young to be present at the meeting, and expects that they will attend. If present, these representatives will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

PRINCIPAL ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees billed to the Company for professional services provided by Ernst & Young for the fiscal years ended December 31, 2005 and 2006, respectively.

	2005	2006

Audit Fees	$350,000	$476,105
Audit Related Fees	4,000	100,995
Tax Fees	—	532,075
All Other Fees	—	—

Total	$354,000	$1,109,175

Pre-approval Procedures

The full Audit Committee considers any proposed engagement of the independent public accountants to render audit or permissible non-audit services for pre-approval. The Audit Committee has not adopted pre-approval policies and procedures delegating this responsibility to particular committee members, although it may in the future.

Audit related fees for 2006 include fees for services rendered in connection with the Company’s Registration Statement on Form S-4 in connection with its acquisition of Piedmont Bancshares, Inc., and Form 8-K filed on September 19, 2006 to amend the Company’s 2005 Form 10-K to reflect the modified retrospective adoption of Statement of Financial Accounting Standards No. 123R.

Tax fees for 2006 include fees related to tax compliance services, assistance with routine Internal Revenue Service audits and tax planning services.

All of the services provided by the independent public accountants in 2005 and 2006 were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board of Directors is currently comprised of five outside directors, all of whom are “independent” within the meaning of the NASDAQ rules and satisfy the heightened independence standards under the SEC rules. The Committee operates under a written charter adopted by it. The Board appoints the Audit Committee and its chairman, with the Committee to consist of no fewer than three directors. The Board has designated Mr. Rybak as the “audit committee financial expert.” The Committee assists the Board, through review and recommendation, in its oversight responsibility related to the quality and integrity of the Company’s financial information and reporting functions, the adequacy and effectiveness of the Company’s system of internal accounting and financial controls, and the independent audit process.

The responsibility for the quality and integrity of the Company’s financial statements and the completeness and accuracy of its internal controls and financial reporting process rests with the Company’s management. The Company’s independent public accountants for 2006, Ernst & Young, are responsible for performing an audit and expressing an opinion as to whether the Company’s financial statements are fairly presented, in all material respects, in conformity with generally accepted accounting principles.

The Audit Committee reviewed and discussed with management and Ernst & Young the audited financial statements of the Company for the year ended December 31, 2006. The Audit Committee also reviewed and discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (“Communication with Audit Committees”), as currently in effect.

Ernst & Young also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), as currently in effect. The disclosures described the relationships and fee arrangements between the firm and the Company. Consistent with Independence Standards Board Standard No. 1 and the SEC’s auditor independence rules, the Audit Committee considered at a meeting held on February 20, 2007, whether these relationships and arrangements are compatible with maintaining Ernst & Young’s independence, and has discussed with representatives of Ernst & Young that firm’s independence from the Company.

Based on the above-mentioned reviews and discussions with management and Ernst & Young, the Audit Committee, exercising its business judgment and based on the roles and responsibilities described in its charter, recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC.

This report is submitted on behalf of the current members of the Audit Committee:

Robert F. Coleman (Chair)
Donald L. Beal
James M. Guyette
William J. Podl
William R. Rybak

The foregoing Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, (the “Acts”) except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

STOCKHOLDER PROPOSALS

To be considered for inclusion in the Company’s proxy and form of proxy relating to the 2008 Annual Meeting of Stockholders, a stockholder’s proposal must be received prior to November 15, 2007, by the Secretary of the Company at the Company’s executive offices at 70 West Madison, Suite 900, Chicago, Illinois 60602. Any such proposal will be subject to Rule 14a-8 under the Securities Exchange Act of 1934.

HOUSEHOLDING

The SEC’s proxy rules permit companies and intermediaries to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement to those stockholders. This method of delivery, often referred to as “householding,” reduces the amount of duplicate information that stockholders receive and lowers printing and mailing costs for companies. We are not householding materials for our stockholders in connection with the Annual Meeting; however, we have been informed that certain intermediaries will household our proxy materials.

If a broker or other nominee holds your shares, this means that:

•	Only one annual report and proxy statement will be delivered to multiple stockholders sharing an address unless you notify ADP at (888) 603-5847 or Householding Department, 51 Mercedes Way, Edgewood, NY 11717, to inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

•	You can contact us by calling (312) 683-7100 or by writing to PrivateBancorp, Inc., 70 West Madison, Suite 900, Chicago, IL 60602, Attention: Corporate Secretary, to request a separate copy of the annual report and proxy statement for the Annual Meeting and for future meetings or you can contact your broker to make the same request.

•	You can request delivery of a single copy of annual reports or proxy statements from your broker if you share the same address as another stockholder.

NOTICE OF BUSINESS TO BE CONDUCTED AT AN
ANNUAL MEETING OF STOCKHOLDERS

Pursuant to the Company’s Amended and Restated By-laws, the only business that may be conducted at an annual meeting of stockholders is business brought by or at the direction of the Board of Directors and proper matters submitted in advance by a stockholder. The Amended and Restated By-laws of the Company set forth the advance notice procedures for a stockholder to properly bring business before an annual meeting. To be timely, a stockholder must give the required information to the Secretary of the Company not less than 120 days prior to the annual meeting date. If the 2008 annual meeting is held on April 24, 2008, the date contemplated under the existing Amended and Restated By-laws, the deadline for advance notice by a stockholder would be December 26, 2007. In the event the Company publicly announces or discloses that the date of the 2008 Annual Meeting of Stockholders is to be held on any other date, notice by the stockholder will be timely if received not later than 120 days prior to the meeting date; provided, however, that in the event that less than 130 days notice or prior public disclosure of the meeting date is given or made, notice by the stockholder will be timely if received by the close of business on the tenth (10th) day following the date on which the Company’s notice to stockholders of the annual meeting date was mailed or such public disclosure was made.

The advance notice by a stockholder must include the name and address of the stockholder proposing the business, a brief description of the proposed business, the number of shares of stock of the Company that the stockholder beneficially owns, and any material interest of the stockholder in such business. In the case of nomination to the Board of Directors, certain information regarding the nominee must be provided. These requirements apply to any matter that a stockholder wishes to raise at an annual meeting, including any matters raised outside of the procedures of Rule 14a-8 under the Securities Exchange Act. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement or the proxy relating to an annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING

The Board of Directors knows of no other matter which will be presented for consideration at the meeting other than as stated in the Notice of Annual Meeting of Stockholders. If, however, other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Whether or not you intend to be present at the meeting, you are urged to return your proxy card promptly. If you are a record holder and are present at the meeting and wish to vote your shares in person, your proxy may be revoked by voting at the meeting. However, if you are a stockholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote personally at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Christopher J. Zinski
Secretary

PRIVATEBANCORP, INC.

Nominating and Corporate Governance Committee of the
Board of Directors

COMMITTEE CHARTER
(approved by the Board as amended on December 15, 2006)

Composition:	The Nominating and Corporate Governance Committee shall be comprised of not less than three independent members of the Board, as may be appointed to the Committee from time to time by a majority of the Board. No member of the Committee shall be an employee of the Company, and each member must be determined by the Board to be “independent” in accordance with the rules of the Nasdaq Stock Market applicable to Board members generally. The Chairman of the Nominating and Corporate Governance Committee shall be designated by the Board out of those members appointed to the Committee. The Committee Chairman shall preside at meetings of the Committee (or in his absence, such other member as designated by the Committee).

Duties and Responsibilities:	The Nominating and Corporate Governance Committee is responsible for proposing to the Board a slate of nominees for election as directors by stockholders at each annual meeting. The Committee is also responsible for taking a leadership role in shaping the Company’s corporate governance practices. The duties of the Nominating and Corporate Governance Committee shall include (in addition to any other specific authority delegated from time to time to the Committee by resolution of the Board) the following:

(1) determine criteria for the selection and qualification of the members of the Board consistent with such corporate governance and other policies the Board may from time to time adopt and in order to ensure that at least a majority of the Board is comprised of “independent” directors;

(2) evaluate and recommend for nomination by the Board any candidates proposed for election by the stockholders at each annual meeting;

(3) seek out possible candidates and otherwise aid in attracting highly qualified candidates to serve on the Board;

(4) recommend for Board approval persons to fill vacancies on the Board which occur between annual meetings;

(5) review information provided by directors in response to the annual Director & Officer Questionnaire regarding directors’ relationships with the Company and other relevant information to evaluate, at least annually, each Board member’s “independence” and make recommendations, at least annually, for Board approval regarding determination of each member’s “independence” status consistent with then applicable listing standards of the Nasdaq Stock Market;

(6) establish procedures to receive prompt notification of changes in a director’s circumstances that may affect his or her qualifications or independence as a director and review such information and make recommendations as deemed appropriate;

(7) make recommendations regarding director orientation and continuing education; and

(8) from time to time, evaluate emerging “best practices” and consider the effectiveness of corporate governance principles and procedures followed by the

Company and the Board and, as appropriate, recommend for Board approval corporate governance policies or guidelines relating to, among other things:

(a) the structure of various committees of the Board, the composition and individual members of such committees and the functions of the Board and the committees thereof;

(b) Board and Board committee meeting schedules and agendas and director responsibilities regarding meeting attendance and preparation;

(c) Board member attendance at annual shareholder meetings and processes for security holders to communicate with Board members;

(d) Director access to management and, as necessary and appropriate, independent advisors;

(e) Board tenure and retirement policies;

(f) Board and Committee self-assessments;

and

(g) such other matters deemed advisable to improve the overall effectiveness of the Board;

(9) study, and review with management at least annually, the overall effectiveness of the organization of the Board and the conduct of its business, and make appropriate recommendations to the Board with regard thereto;

(10) conduct, at least annually, a performance assessment of the Board and of the Committee and report its findings to the Board;

(11) review, at least annually, the Company’s code of ethics and if appropriate, make recommendations for Board approval with respect to modifications or enhancements thereto, and consider requested waivers thereof, if any, for directors or executive officers;

(12) review and approve annually the required proxy statement disclosures regarding the board nomination processes, including the process for considering nominees recommended by stockholders; and

(13) review, at least annually, the Committee charter and recommend changes to the Board for approval as appropriate.

In carrying out its duties and responsibilities, the Committee is authorized to engage such independent consultants and advisers, including search firms, as the Committee deems necessary and advisable.

Manner of Acting:	A majority of the members of the Committee, whether present at the meeting in person or by telephone, shall constitute a quorum at any meeting. Approval by a majority of the members present at a meeting is necessary for Committee action. Minutes shall be recorded of each meeting held. Actions may be taken by written consent in lieu of a meeting of the Committee. The Committee may form and delegate all or part of its authority to subcommittees when appropriate.

Reports:	The Chairman of the Nominating and Corporate Governance Committee (or in his absence such other Committee member as the Committee may select) shall report on behalf of the Committee to the full Board at each regularly scheduled meeting thereof with respect to any action taken by the Committee if any meetings of the Committee have been held (or action otherwise taken) since the date of the previous Board meeting.

Director Orientation and Continuing Education:	The Committee is responsible for ensuring that new directors are orientated to their responsibilities as members of the Company’s Board and enhancing the professional development and knowledge of directors on an ongoing basis.

Upon joining the Board, all new directors of the Company are required to participate in a new director orientation program. In the orientation program, new directors are introduced to the Company’s principal officers and corporate governance practices. Moreover, in the program management makes presentations to new directors concerning the financial services industry in which the Company operates and the Company’s strategic goals, the focus of the Company’s business units and the Company’s financial position and profit plan. The Company also provides additional formal and informal opportunities to directors (including site visits to business operations) on an ongoing basis to enable directors to better perform their duties and to recognize and deal appropriately with issues that arise.

All directors have access to continuing professional development and education opportunities through written materials provided by management or presentations made during Board and Committee meetings by senior management or outside professionals. In addition, all directors have opportunities to attend programs relevant to their duties that are offered by various outside organizations. Directors are expected to share their knowledge gained from such outside programs with the other directors. The Company pays appropriate expenses of directors relating to development and education materials and programs.

70 W. Madison, Suite 900
Chicago, Illinois 60602
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
Please complete, date, sign and mail the
detached proxy card in the enclosed postage-prepaid envelope.

DETACH PROXY CARD HERE

     This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted “FOR ALL” of the five (5) Class III nominees for director.

     If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted, to the extent legally permissible, by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

VOTER CONTROL NUMBER ABOVE NAME HERE

If you personally plan to attend the Annual Meeting of Stockholders please check the box below and list the names of attendees on the reverse side.

Return this stub in the enclosed envelope with your completed proxy card.

COMMON

Signature

Signature

	Date	, 2007
			I/We do plan to attend the 2007 Annual Meeting.	☐
Please sign exactly as name (or names) appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE LIST
NAMES OF PERSONS ATTENDING

REVOCABLE PROXY - PrivateBancorp, Inc.
Annual Meeting of Stockholders, April 26, 2007	COMMON

The undersigned stockholder(s) of PrivateBancorp, Inc., a Delaware corporation (the “Company”), does (do) hereby constitute and appoint Gary S. Collins and/or Hugh H. McLean, and each of them, the true and lawful attorney of the undersigned with full power of substitution, to appear and act as the proxy or proxies of the undersigned at the Annual Meeting of Stockholders of the Company to be held at The Standard Club, 320 South Plymouth Court, Chicago, Illinois on April 26, 2007, at 3:00 p.m. and at any adjournment thereof, and to vote all the shares of PrivateBancorp, Inc. standing in the name of the undersigned, or which the undersigned may be entitled to vote, as fully as the undersigned might or could do if personally present, as set forth below. PLEASE MARK VOTE IN THE APPROPRIATE BOX IN THE FOLLOWING MANNER USING DARK INK ONLY.
1.	The election of five (5) Class III directors of the Company’s Board of Directors to serve until the annual meeting of stockholders in 2010.

		FOR	WITHHOLD	FOR ALL
01 Robert F. Coleman	04 William J. Podl	ALL	FOR ALL	EXCEPT
02 James M. Guyette	05 William R. Rybak	☐	☐	☐
03 Philip M. Kayman
INSTRUCTION: To withhold your vote for any individual nominee, insert that nominee’s name on the line provided below.

The Board of Directors of the Company has determined that the matters to be considered at the Annual Meeting are in the best interests of the Company and its stockholders. For the reasons set forth in the Proxy Statement, the Board unanimously recommends that you vote FOR each of its nominees for director.
IMPORTANT: The prompt return of proxies will save the Company the expense of further requests for proxies to ensure a quorum at the meeting. A self-addressed, postage-prepaid envelope is enclosed for your convenience.